EXECUTION COPY

Fourth Amended and Restated

Exempted Limited Partnership Agreement

of

Third Point Enhanced LP

Dated February 23, 2022

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TABLE OF CONTENTS

Section 13.13 Waiver of Jury Trial	51
Section 13.14 Survival	52

Fourth Amended and Restated

Exempted Limited Partnership Agreement

of

Third Point Enhanced LP
THIS FOURTH AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT OF Third Point Enhanced LP, a Cayman Islands exempted limited partnership (the “Partnership”), is executed and delivered as a deed on February 23, 2022 by and among the undersigned Persons and shall hereafter govern the Partnership. Capitalized terms used in this Agreement and not otherwise defined therein are defined in Article I.
    RECITALS
WHEREAS, Third Point Advisors L.L.C., a limited liability company formed under the laws of Delaware (the “General Partner”), and R. Mendy Haas entered into an Initial Exempted Limited Partnership Agreement of the Partnership, dated June 25, 2018 (the “Original Agreement”), and the Partnership was registered by the General Partner as an exempted limited partnership in the Cayman Islands pursuant to the Partnership Act on June 25, 2018;
WHEREAS, the Original Agreement was amended and restated in its entirety on July 31, 2018 (effective August 31, 2018) (resulting in the “First Amended and Restated Agreement”);
WHEREAS, the First Amended and Restated Agreement was amended and restated in its entirety on February 28, 2019 (effective January 1, 2019) (resulting in the “Second Amended and Restated Agreement”);
WHEREAS, the Second Amended and Restated Agreement was amended and restated in its entirety on August 6, 2020 (effective February 26, 2021) (resulting in the “Third Amended and Restated Agreement”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Investment Manager and the Company are entering into the TPOC Management Agreement to provide for the management of certain of the Company’s investable assets that are not invested in the Partnership and the provision of certain advisory services; and
WHEREAS, the parties hereto desire to amend and restate the Third Amended and Restated Agreement in its entirety and to enter into this Agreement to reflect certain amendments set forth herein.
NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Third Amended and Restated Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:
ARTICLE I

Definitions
The following terms shall have the following meanings when used in this Agreement:

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1.1.    “Administrator” shall mean International Fund Services (N.A.), L.L.C., or any other firm or firms as the General Partner may, in its discretion, select, at the expense of the Partnership, for the purpose of maintaining the Partnership’s financial, accounting and corporate books and records, anti-money laundering screening, and performing administrative and clerical services (which may include back-office and middle-office services) on behalf of the Partnership, including tax and accounting functions, and acting as the registrar, transfer agent and withdrawal agent for the Interests.
1.2.    “Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended from time to time.
1.3.    “Affiliate” shall mean, with respect to another Person, a Person controlling, controlled by, or under common control with such other Person.
1.4.    “Affiliated Fund” shall mean any account, fund or investment vehicle (other than the Partnership) currently sponsored or managed by, or that in the future may be sponsored or managed by, the General Partner and/or the Investment Manager or any of their Affiliates (including, for the avoidance of doubt, the TPOC Portfolio and any funds, accounts, co-investments and/or other investment arrangements sponsored or managed by Trawler Capital Management LLC), but excluding any family office, investment vehicle and/or account, in each case, through which the ultimate beneficial owners of the General Partner and the Investment Manager (either directly or indirectly through estate planning vehicles or otherwise) make personal investments.
1.5.    “Agreement” shall mean this Fourth Amended and Restated Exempted Limited Partnership Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, including any Exhibits attached hereto.
1.6.    “BBA Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the U.S. Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.
1.7.    “Beginning Value” shall mean, with respect to any Fiscal Period, the value of the Partnership’s Net Assets at the beginning of such Fiscal Period after deduction of the Management Fee payable as of the beginning of such Fiscal Period.
1.8.    “Bermuda Joint Venture” shall mean that certain joint venture that was governed by the Amended and Restated Joint Venture and Investment Management Agreement, dated June 22, 2016, by and among SiriusPoint Bermuda, the Investment Manager and the General Partner.
1.9.    “Business Day” shall mean any day, other than Saturday or Sunday, on which the New York Stock Exchange is open for trading and the banks in New York are open for business or such other day as the General Partner may determine.
1.10.    “Capital Account” shall have the meaning as set forth in Section 4.1.1.
1.11.    “Capital Contributions” shall have the meaning as set forth in Section 3.1.3.
1.12.    “Cause Event” shall mean (i) a violation by the General Partner or the Investment Manager of applicable Law relating to the General Partner’s or the Investment Manager’s investment-related business; (ii) the General Partner’s or the Investment Manager’s

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fraud, Gross Negligence, willful misconduct or reckless disregard of any of its obligations under this Agreement or, in the case of the Investment Manager, the Investment Management Agreement or the TPOC Management Agreement; (iii) a material breach by the General Partner of this Agreement or a material breach by the Investment Manager of the Investment Management Agreement or the TPOC Management Agreement, which, if such breach is reasonably capable of being cured, is not cured within 15 days of written notice of such breach from the Company; (iv) the General Partner, the Investment Manager or any Key Personnel settles, or is convicted of, or enters a plea of guilty or nolo contendere to, (a) in the case of Daniel S. Loeb, a felony or crime involving moral turpitude; and (b) in the case of the General Partner, the Investment Manager or any Key Personnel, a felony or crime relating to or adversely affecting the investment-related business of the General Partner or the Investment Manager; (v) the General Partner, the Investment Manager or any Key Personnel commits any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar fraud-based conduct relating to the General Partner’s or the Investment Manager’s investment-related business; or (vi) the General Partner, the Investment Manager or any Key Personnel is the subject of a formal administrative or other legal proceeding before the SEC, the U.S. Commodity Futures Trading Commission, FINRA, or any other U.S. or non-U.S. regulatory or self-regulatory organization, which such proceeding the Chief Investment Officer believes, in its reasonable business judgment, is likely to be resolved against the General Partner, the Investment Manager or such Key Personnel and, in the case of (i) and (vi) above, that will likely have a Material Adverse Effect on the Partnership, the Partnership’s investments, the Company, the Company’s investments managed under the TPOC Management Agreement or the General Partner’s or the Investment Manager’s ability to provide investment management services to the Partnership and/or the TPOC Portfolio, as applicable. Notwithstanding anything to the contrary herein, if the Company, after receiving notice from the General Partner under Section 6.1.7 regarding such Cause Event or of pertinent facts that may give rise to a Cause Event, does not exercise its withdrawal rights under Section 3.5.1.4 within 120 days after receiving such notice, then the Company shall no longer be entitled to exercise its withdrawal rights under Section 3.5.1.4 with respect to such event, unless the Company receives new, material information from the General Partner relating to such Cause Event under Section 6.1.7 or otherwise (in which case the 120-day period shall re-commence upon receipt of such new information).
1.13.    “Chief Investment Officer” shall mean the chief investment officer of the Company.
1.14.    “Closing Day” shall mean any day as of which Capital Contributions are accepted by the Partnership (generally the first Business Day of each calendar month).
1.15.    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
1.16.    “Company” shall mean, individually or collectively as the context requires, SiriusPoint Ltd., a Bermuda corporation, and any of its Affiliates, and any successor or assignee thereto, including any acquirer of all or a substantial portion of the assets or stock of SiriusPoint Ltd. or any of its Affiliates by merger, amalgamation, reorganization, reconstitution, business combination or otherwise.
1.17.     “Confidential Material” shall mean all information (oral or written) concerning the business and affairs of the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates, which information the General Partner, in its discretion, reasonably believes to be in the nature of trade secrets or any other information the disclosure of which the General Partner, in its discretion, believes is not in the best interests of the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates or their respective businesses, or could damage the Partnership, the General Partner,

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the Investment Manager, or any of their respective Affiliates or their respective businesses, or which the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates are required by Law or agreement with a third party to keep confidential, including any information relating to the Partnership’s financials, investment strategy (e.g., portfolio positions, trades and contemplated trades), valuations, the names and addresses of each of the Partners, their contact information and their initial and subsequent Capital Contributions and any details regarding any arrangement the Partnership may have with any Persons (including Other Agreements). Any and all notes, analyses, compilations, forecasts, studies or other documents prepared by a Limited Partner or its Representatives that contain, reflect, or are based on any of the foregoing shall be considered Confidential Material.
1.18.    “CRS” shall mean the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – The Common Reporting Standard.
1.19.    “D&O Insurance” shall have the meaning set forth in Section 6.5.3.
1.20.    “Disability” shall mean a physical or mental impairment that renders a person unable to perform the essential functions of such person’s position even with reasonable accommodation, and which has lasted at least 90 consecutive days.
1.21.    “Disability Onset” shall mean (i) the occurrence of any physical or mental impairment that has rendered Daniel S. Loeb unable to perform the essential functions of his position for 14 consecutive days, even with reasonable accommodation or (ii) the occurrence of any other physical or mental impairment, as a result of which it is reasonably likely that Daniel S. Loeb would be unable to perform the essential functions of his position for at least 90 consecutive days, even with reasonable accommodation.
1.22.    “Disabling Conduct” shall mean, with respect to any Person, such Person’s fraud, reckless disregard, willful misconduct, Gross Negligence, a material breach of this Agreement or the Investment Management Agreement (unless, if such breach is reasonably capable of being cured, such material breach is cured within 15 days of the date on which such Person receives a notice of such material breach from a Limited Partner) or a violation of Law, as each such action is finally determined by a court of competent jurisdiction.
1.23.    “Dissolution” shall mean a dissolution, liquidation or winding down in connection with the Company and all its subsidiaries entering into run-off and terminating its activities.
1.24.    “Diversification Requirement” shall have the meaning set forth in Section 3.5.1.2.
1.25.    “Effective Date” shall mean the date of the consummation of the Merger (i.e., February 26, 2021).
1.26.    “Ending Value” shall mean, with respect to any Fiscal Period, the value of the Partnership’s Net Assets at the end of such Fiscal Period before deductions for withdrawals or distributions, if any.
1.27.    “Entity Taxes” shall mean any taxes (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed under the BBA Rules.
1.28.    “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

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1.29.    “Excluded Investors” shall mean Limited Partners that are partners, members or employees of the Investment Manager, the General Partner or their Affiliates, such persons’ family members and trusts or other entities established for the benefit of such persons or their family members and/or established by the foregoing persons for charitable purposes.
1.30.    “Expenses” shall have the meaning as set forth in Section 8.2.1.20.
1.31.    “Fair Value” shall mean, with respect to any assets and liabilities held by the Partnership, as of any time of determination hereunder, the value determined pursuant to Section 4.2.
1.32.    “FATCA” shall mean (i) Sections 1471 through 1474 of the Code (and any Treasury Regulations or administrative or judicial interpretations thereunder) or similar or successor provisions; (ii) the CRS; (iii) similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes; and (iv) any treaty, agreement with any governmental authority, or other intergovernmental agreement related to (i), (ii) or (iii) above and any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the foregoing.
1.33.    “Final Determination” shall mean (i) with respect to U.S. federal income taxes, a “determination” (as defined in Section 1313(a) of the Code) or the execution of a settlement agreement with the Internal Revenue Service (pursuant to Form 870-AD or otherwise); and (ii) with respect to taxes other than U.S. federal income taxes, any judicial or administrative determination or settlement that is substantially similar to a Final Determination described in clause (i).
1.34.    “FINRA” shall mean Financial Industry Regulatory Authority, Inc.
1.35.    “First Amended and Restated Agreement” shall have the meaning set forth in the Recitals.
1.36.    “Fiscal Period” shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding Fiscal Period (or, in the case of the Partnership’s first Fiscal Period, the date of this Agreement) and ending on the soonest occurring of the following:
(i)    the last day of a calendar month;
(ii)    the day immediately preceding the day on which a new Limited Partner is admitted to the Partnership;
(iii)    the day immediately preceding the day on which a Partner makes an additional Capital Contribution to the Partner’s Capital Account;
(iv)    the day as of which there is a withdrawal from a Partner’s Capital Account; and
(v)    the date of final winding up of the Partnership in accordance with Section 9.1.
1.37.    “Fiscal Year” shall mean the fiscal year of the Partnership, which shall be the calendar year unless otherwise determined by the General Partner.

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1.38.    “Five-Year Anniversary Date” means the first calendar quarter-end on or immediately following the fifth anniversary of the Effective Date.
1.39.    “Former Partner” shall mean each such Person as hereafter from time to time ceasing to be a Partner, whether voluntarily or otherwise, in accordance with the terms of this Agreement.
1.40.    “GAAP” shall mean U.S. generally accepted accounting principles, in effect from time to time.
1.41.    “General Partner” shall have the meaning set forth in the Recitals.
1.42.    “Governmental Authority” shall mean (i) any U.S. or non-U.S. nation or government; (ii) any state or other political subdivision of any such nation or government; and/or (iii) any entity exercising executive, legislative, judicial, regulatory and/or administrative functions of or pertaining to a government, including any self-regulatory authority (such as a stock or option exchange or securities self-regulatory organization), governmental authority, agency, commission, department, board or instrumentality and any court or administrative tribunal, in any case, having jurisdiction over the affected Person or the subject matter at issue.
1.43.    “GP Transaction” shall have the meaning as set forth in Section 8.5.
1.44.    “Gross Negligence” shall have the meaning given to such term under the laws of the State of Delaware.
1.45.    “Guidelines” shall have the meaning as set forth in Section 6.1.4.
1.46.    “Incentive Allocation” shall have the meaning as set forth in Section 4.1.3.2.
1.47.    “Incentive Allocation Period” shall mean the period beginning on the day immediately following the last day of the immediately preceding Incentive Allocation Period and ending on the soonest occurring of the following:
(i)    the last day of a Fiscal Year;
(ii)    if a Limited Partner withdraws all or a portion of a Capital Account on a date other than on the last day of a Fiscal Year, then, with respect to such withdrawn portion only, such withdrawal date; or
(iii)    if the Partnership is dissolved on a date other than at the end of a Fiscal Year, the termination date.
1.48.    “Indemnified Parties” shall have the meaning as set forth in Section 6.5.2.
1.49.    “Interests” shall mean limited partner interests of the Partnership.
1.50.    “Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time.
1.51.    “Investment Management Agreement” shall mean the Amended and Restated Investment Management Agreement between the Investment Manager and the Partnership effective as of the Effective Date, as amended, modified, supplemented or restated

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from time to time, pursuant to which the Investment Manager shall provide investment management services to the Partnership.
1.52.    “Investment Manager” shall mean Third Point LLC.
1.53.    “Investment Period” shall mean, initially, the period commencing on the Effective Date and ending on the Five-Year Anniversary Date, and, thereafter, as may be extended pursuant to Section 3.5.1.1.
1.54.    “investment-related” shall have the meaning ascribed to such term in the Form ADV in effect as of the date hereof.
1.55.    “Joint Ventures” shall mean, together, the Bermuda Joint Venture and the USA Joint Venture.
1.56.    “Key Person Event” shall mean (i) the death, Disability or retirement of Daniel S. Loeb; or (ii) the occurrence of any other circumstance in which Daniel S. Loeb is no longer (a) directing the investment program of the Investment Manager; or (b) actively involved in the day-to-day management of the Investment Manager.
1.57.    “Key Personnel” shall mean Daniel S. Loeb and any other member of the Investment Manager (or, if any such members are not individuals, the individuals that are the ultimate beneficial owners of such members).
1.58.    “Law” shall mean any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, treaty and/or decree of any applicable Governmental Authority.
1.59.    “Limited Partners” shall mean each Person admitted as a limited partner of the Partnership in accordance with this Agreement.
1.60.    “Loss Recovery Account” shall have the meaning as set forth in Section 4.1.3.3.
1.61.    “Losses” shall have the meaning set forth in Section 6.5.2.
1.62.    “LP Confidential Information” shall have the meaning set forth in Section 12.2.1.
1.63.    “Majority-in-Interest” shall mean, as of any date of determination, the Limited Partners that have in excess of 50% of the Partnership Percentages of the Limited Partners that are entitled to consent on a matter pursuant to the terms of this Agreement.
1.64.    “Management Fee” shall have the meaning as set forth in Section 8.3.1.
1.65.    “Managing Member” shall mean the member or members of the General Partner or the Investment Manager designated by all the members thereof, pursuant to their respective limited liability company agreements as in effect from time to time, to manage the business and affairs of the General Partner and the Investment Manager, respectively.
1.66.    “Material Adverse Effect” shall have the meaning as such term is interpreted under the laws of the State of Delaware.
1.67.    “Memorandum Account” shall have the meaning as set forth in Section 4.1.3.8.

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1.68.    “Merger” shall mean the transactions contemplated by that certain Agreement and Plan of Merger, dated August 6, 2020, by and among Third Point Reinsurance, Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group Ltd.
1.69.    “Minimum GP Holding Level” shall have the meaning as set forth in Section 3.1.1.
1.70.    “Net Assets” shall mean the excess of the Partnership’s assets over its liabilities at Fair Value.
1.71.    “Net Capital Appreciation” shall mean the excess, if any, of the Ending Value over the Beginning Value.
1.72.    “Net Capital Depreciation” shall mean the excess, if any, of the Beginning Value over the Ending Value.
1.73.    “Net Decrease” shall mean, for each Limited Partner with respect to any period, the excess, if any, of (i) the Net Capital Depreciation, if any, allocated to the Limited Partner’s Capital Account for such period pursuant to Section 4.1.3.1, over (ii) the Net Capital Appreciation, if any, allocated to the Limited Partner’s Capital Account for such period pursuant to Section 4.1.3.1.
1.74.    “Net Increase” shall mean, for each Limited Partner with respect to any period, the excess, if any, of (i) the Net Capital Appreciation, if any, allocated to the Limited Partner’s Capital Account for such period pursuant to Section 4.1.3.1, over (ii) the Net Capital Depreciation, if any, allocated to the Limited Partner’s Capital Account for such period pursuant to Section 4.1.3.1.
1.75.    “Notice of Dissolution” shall mean a notice of dissolution signed by the General Partner or liquidator of the Partnership pursuant to the Partnership Act.
1.76.    “Offshore Master Fund” shall mean Third Point Offshore Master Fund L.P.
1.77.    “Original Agreement” shall have the meaning set forth in the Recitals.
1.78.    “Other Agreements” shall mean side letters or similar separate written agreements between the General Partner and/or the Investment Manager, on the one hand, and the Company, on the other hand, the provisions of which may modify the terms of this Agreement.
1.79.    “partial withdrawal” shall mean, with respect to the Company, a withdrawal (as permitted by Section 3.5) that is less than its entire Capital Account balance.
1.80.    “Partners” shall mean, collectively, the Limited Partners and the General Partner, including any Persons hereafter admitted as Partners in accordance with this Agreement and excluding any Persons who cease to be Partners in accordance with this Agreement.
1.81.    “Partnership” shall have the meaning set forth in the Recitals.
1.82.    “Partnership Act” shall mean the Exempted Limited Partnership Act (as amended) of the Cayman Islands, as may be further amended from time to time and any successor Law thereto.

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1.83.    “Partnership Insurance” shall have the meaning set forth in Section 6.5.3.
1.84.    “Partnership Percentage” shall mean, in respect of any Fiscal Period, a percentage established for each Partner on the Partnership’s books as of the first day of such Fiscal Period. The Partnership Percentage of each Partner for a Fiscal Period shall be determined by dividing the balance of each such Partner’s Capital Account as of the beginning of the Fiscal Period by the sum of the balances of all of the Partners’ Capital Accounts as of the beginning of the Fiscal Period. The sum of the Partnership Percentages for each Fiscal Period shall equal 100%.
1.85.    “Partnership Representative” shall mean for any relevant taxable year of the Partnership to which the BBA Rules apply, the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules) or such other Person as may be so designated by the General Partner; provided that the General Partner may not designate another Person as such without the prior written consent of the Company.
1.86.    “Person” shall mean a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.
1.87.    “Purchase Price” shall have the meaning as set forth in Section 4.1.3.8.
1.88.    “Registrar” shall mean the Registrar of Exempted Limited Partnerships in the Cayman Islands appointed pursuant to the Partnership Act.
1.89.    “Reinvestable Withdrawal Amount” shall mean, with respect to each month end, the greater of (i) an amount that is equal to (x) the “Minimum Withdrawal” amount in respect of the applicable Fiscal Year as set forth in the Reinvestable Withdrawal Amount Schedule attached hereto as Schedule I less (y) the amount of any prior withdrawals by the Company pursuant to Section 3.5.1.9 during such Fiscal Year, and (ii) an amount that is equal to (x) the aggregate balances of the Company’s Capital Account(s) as of such month end (after taking into account any Management Fee and/or Incentive Allocation paid or accrued as of such month end and any withdrawals as of such month end other than pursuant to Section 3.5.1.9, but prior to giving effect to any withdrawals as of such month end pursuant to Section 3.5.1.9) less (y) the “Target Balance” in respect of the applicable Fiscal Year in the Reinvestable Withdrawal Amount Schedule attached hereto as Schedule I.
1.90.    “Representatives” shall mean a Limited Partner’s directors, officers, employees, advisers, consultants, auditors, accountants, partners, members, Affiliates, or agents, or any Affiliates of the foregoing.
1.91.    “Risk Management Guidelines” shall have the meaning as set forth in Section 6.1.5.
1.92.    “Risk Management Withdrawable Amount” shall mean, as of the effective date of any withdrawal made pursuant to Section 3.5.1.4:
(i)    20% of the sum of (x) the aggregate opening balances of the Company’s Capital Account(s) as of the Effective Date and (y) the aggregate amount of Capital Contributions credited to the Company’s Capital Account(s) during the 90-day period following the Effective Date; minus

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(ii)    the aggregate amount withdrawn by the Company (x) from the Partnership pursuant to Section 3.5.1.4 of this Agreement and (y) from the TPOC Portfolio pursuant to Section 10(b)(iv) of the TPOC Management Agreement, in each case, prior to such withdrawal date; plus
(iii)    the aggregate amount of Capital Contributions made by the Company (excluding amounts described in Section 1.92(i)(y) above and Section 1.92(v) below) prior to such withdrawal date; minus
(iv)    50% of the aggregate amount withdrawn by the Company (x) from the Partnership pursuant to Section 3.5.1.2 of this Agreement and (y) from the TPOC Portfolio pursuant to Section 10(b)(ii) of the TPOC Management Agreement, in each case, prior to such withdrawal date; plus
(v)    50% of the aggregate amount of capital re-contributed by the Company (x) to the Partnership as contemplated by Section  3.5.1.2 of this Agreement and (y) to the TPOC Portfolio as contemplated by Section 10(b)(ii) of the TPOC Management Agreement, in each case, prior to such withdrawal date.
1.93.    “SEC” shall mean the U.S. Securities and Exchange Commission.
1.94.    “Second Amended and Restated Agreement” shall have the meaning set forth in the Recitals.
1.95.    “Security” or “Securities” shall mean capital stock, depositary receipts, shares of investment companies and mutual funds of all types, currencies, preorganization certificates and subscriptions, interests in REITs, swaps, warrants, bonds, notes, debentures (whether subordinated, convertible or otherwise), commercial paper, certificates of deposit, bankers’ acceptances, trade acceptances, contract and other claims, executory contracts, participations therein, trust receipts, obligations of the United States, any state thereof, non-U.S. governments and instrumentalities of any of them, shares of beneficial interest, partnership interests and other securities of whatever kind or nature of any Person, corporation, government or entity whatsoever, whether or not publicly traded or readily marketable, loans, credit paper, accounts and notes receivable and payable held by trade or other creditors, any interest in any security, or any rights and options relating thereto, including put and call options and any combination thereof (written by the Partnership or others), and commodities and commodity contracts, including futures contracts and options thereon.
1.96.    “SiriusPoint Bermuda” shall mean SiriusPoint Bermuda Insurance Company Ltd. (formerly known as Third Point Reinsurance Company Ltd.), a Bermuda Class 4 insurance company.
1.97.    “Sirius Re Holdings” shall mean Sirius Re Holdings, Inc., a Delaware corporation.
1.98.    “Special Purpose Vehicle” shall have the meaning as set forth in Section 6.1.1.2.
1.99.    “Statement” shall mean the statement of registration filed by the General Partner on behalf of the Partnership with the Registrar in the Cayman Islands pursuant to

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Section 9 of the Partnership Act as the registered particulars set out therein may be amended from time to time pursuant to Section 10 of the Partnership Act.
1.100.    “Subscription Agreement” shall mean the subscription agreement (including any schedule, exhibit or appendix thereto and any investor questionnaire attached to such subscription agreement as completed by each Limited Partner, together with any other information, representations, warranties, and documentation provided from time to time by the Limited Partner) between each Limited Partner and the Partnership pursuant to which such Limited Partner has subscribed for and purchased Interests.
1.101.    “Tax Matters Partner” shall mean for any taxable year of the Partnership subject to the TEFRA Rules, the General Partner acting in the capacity of the “tax matters partner” of the Partnership (as such term was defined in Section 6231(a)(7) of the Code under the TEFRA Rules).
1.102.    “Tax Proceeding” shall have the meaning as set forth in Section 4.1.7.2.
1.103.    “Tax Treatment” shall have the meaning as set forth in Section 4.1.7.1.
1.104.    “Taxable Year” shall mean the Partnership’s taxable year for U.S. federal income tax purposes, as determined pursuant to Section 706 of the Code.
1.105.    “TEFRA Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 through 6234), as enacted by the U.S. Tax Equity and Fiscal Responsibility Act of 1982, as amended from time to time, and Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance; provided, however, that the TEFRA Rules shall not include the BBA Rules.
1.106.    “Termination Event” shall have the meaning as set forth in Section 7.3.
1.107.    “Third Amended and Restated Agreement” shall have the meaning set forth in the Recitals.
1.108.    “Third Point Parties” shall mean the General Partner, the Investment Manager and their respective Affiliates.
1.109.    “TP Funds” shall mean Third Point Offshore Fund, Ltd., the Offshore Master Fund, Third Point Partners L.P., Third Point Partners Qualified L.P, Third Point Ultra Onshore LP, Third Point Ultra Ltd. and Third Point Ultra Master Fund L.P., and any other current or future investment vehicle or account following the same or substantially the same investment strategy as the foregoing entities.
1.110.    “TP Re USA” shall mean Third Point Reinsurance (USA) Ltd., which previously existed as a Bermuda Class 4 insurance company and merged with and into SiriusPoint Bermuda.
1.111.    “TPOC Portfolio” shall have the meaning set forth in the TPOC Management Agreement.
1.112.    “TPOC Management Agreement” shall mean the Amended and Restated Investment Management Agreement between the Company and the Investment Manager, dated as of February 23, 2022, as amended, modified, supplemented or restated from time to time, pursuant to which the Investment Manager provides certain discretionary investment

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management services (with respect to the TPOC Portfolio) and certain non-discretionary investment advisory services to the Company.
1.113.    “Transaction Fees” shall have the meaning as set forth in Section 8.4.
1.114.    “Transfer” shall mean any transaction by which a Partner may directly, indirectly or synthetically transfer, pledge, charge (or otherwise create a security interest in), assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all, or any portion, of its interest, or the economic or non-economic rights in its interest, to any other beneficial owner or other Persons.
1.115.    “Treasury Regulations” shall mean the regulations promulgated under the Code.
1.116.    “UCC” shall mean a committee elected by the General Partner comprised of one or more persons unaffiliated with the General Partner; provided that the UCC shall at all times be comprised of the same persons that serve as members of the unaffiliated consultation committee of each of the TP Funds having established such a committee. Each person serving on the UCC shall be appointed until such person resigns or is otherwise removed or replaced by the General Partner in its discretion. From time to time, the General Partner may elect additional persons to serve on the UCC.
1.117.    “Unrestricted Partner” shall have the meaning as set forth in Section 4.1.3.7.
1.118.    “USA Joint Venture” shall mean that certain joint venture that was governed by the Amended and Restated Joint Venture and Investment Management Agreement, dated June 22, 2016, by and among TP Re USA, the Investment Manager and the General Partner.
1.119.    “Valuation Policy” shall have the meaning as set forth in Section 4.2.1.
ARTICLE II

Formation of Partnership
Section 2.1    Formation of the Partnership. The Partnership was formed pursuant to the Original Agreement and was registered as an exempted limited partnership under the Partnership Act by the General Partner pursuant to a Statement filed with the Registrar on June 25, 2018. Such action is hereby ratified and confirmed in all respects.
Section 2.2    Partnership Name and Address. The name of the Partnership is “Third Point Enhanced LP.” The General Partner may change the name of the Partnership with the prior written consent of the Company. The principal office of the Partnership is located at 55 Hudson Yards, New York, New York 10001, or at such other location as the General Partner in the future may designate.
Section 2.3    Registered Agent and Registered Office. The Partnership’s registered office in the Cayman Islands is located at c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The name of its registered agent at such address is Walkers Corporate Limited.
Section 2.4    Registration as Exempted Limited Partnership. The General Partner shall make such filings with the Registrar in the Cayman Islands as are necessary to

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continue the registration of the Partnership as an exempted limited partnership under the Partnership Act.
Section 2.5    Purposes.
2.5.1    The purpose of the Partnership is to invest certain assets of the Company pursuant and subject to the Guidelines. The Partnership may engage in all activities and transactions as the General Partner may deem necessary or advisable in connection with the foregoing purpose, including to do such acts as are necessary or advisable in connection with the maintenance and administration of the Partnership. The Partnership may invest all or a portion of its investable capital through one or more Special Purpose Vehicles (which in turn will invest in Securities).
2.5.2    The parties hereto acknowledge that they intend that each of the Joint Ventures and the Partnership, as a continuation of the Bermuda Joint Venture, be taxed as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes. No election may be made to treat the Joint Ventures or the Partnership as other than a partnership for U.S. federal income tax purposes.
Section 2.6    Term of the Partnership. The term of the Partnership shall continue until the first of the following events occurs:
2.6.1    at any time, upon the written consent of all the Limited Partners and the General Partner;
2.6.2    within 60 days of the dissolution, entry of an order for relief or filing of a bankruptcy petition or withdrawal of the General Partner, unless within such 60 days not less than a Majority-in-Interest of the then-Limited Partners appoint a successor general partner and elect to continue the business of the Partnership; or
2.6.3    subject to the foregoing, any other event causing the mandatory winding up and dissolution of the Partnership under the laws of the Cayman Islands.
At the end of its term, the Partnership shall be wound up and dissolved pursuant to Article IX.
Section 2.7    Interests. The Partnership, in the General Partner’s discretion, may in the future offer Interests and/or establish classes, sub-classes, series, tranches or lots, in any case, with different offering terms including with respect to, among other things, the Incentive Allocation, Management Fees, withdrawal rights, minimum and additional subscription amounts, portfolios, denomination of currencies, informational rights and other rights.
ARTICLE III

Contributions to and Withdrawals from Capital Accounts
Section 3.1    Contributions of the Partners.
3.1.1    The General Partner shall maintain its Capital Account with the Partnership at all times at a level equal to at least 10% of the aggregate of all Partners’ Capital Accounts (the “Minimum GP Holding Level”). Prior to or contemporaneous with accepting any Capital Contributions from prospective or existing Limited Partners as of any Closing Day, the General Partner shall make additional Capital Contributions in such amounts so that its Capital Account satisfies the Minimum GP Holding Level, as adjusted based on the expected aggregate

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of all Partners’ Capital Accounts after giving effect to such prospective or existing Partners’ Capital Contributions. The General Partner shall provide the Company with information concerning the balance of the General Partner’s Capital Account upon reasonable request.
3.1.2    Subject to the requirements of Section 3.1.1, the General Partner shall have the right, but not the obligation (except as set forth in Section 3.5.7), in its discretion, to admit additional Limited Partners that are Excluded Investors to the Partnership or accept additional Capital Contributions from the Partners as of any Closing Day.
3.1.3    Contributions to the Partnership’s capital (“Capital Contributions”) made by Limited Partners shall take the form of cash. The General Partner may, in its discretion, however, permit Limited Partners to contribute marketable Securities to the Partnership, subject to terms and conditions determined by the General Partner in its discretion. In the event that an existing Partner makes an additional Capital Contribution and/or the General Partner offers new Interests and/or create new classes, sub-classes, series, tranches or lots pursuant to Section 2.7, the General Partner may create additional Capital Accounts to properly account for such additional Capital Contributions, any new Interests offered, classes, sub-classes, series, tranches or lots created and/or for purposes of determining the terms applicable to the Interests, including terms relating to withdrawals set forth in this Agreement.
Section 3.2    No Interest and No Return. Except as provided in this Agreement or by Law, no Partner shall have any right to demand or receive the return of its Capital Contribution to the Partnership. Except as provided in this Article III, no Partner shall be entitled to interest on any Capital Contribution to the Partnership or on the Partner’s Capital Account.
Section 3.3    No Required Additional Capital Contributions. Except as required under the Partnership Act and pursuant to Section 3.8 and Section 6.7.2, no Limited Partner shall be required to make any additional capital contributions to the Partnership.
Section 3.4    Withdrawals in General. The Interest of a Limited Partner may not be withdrawn prior to termination of the Partnership except as provided in this Article III.
Section 3.5    Permitted Withdrawals from Capital Accounts.
3.5.1    The Company may make a withdrawal from its Capital Account(s):
3.5.1.1    as of the end of the Investment Period, of all of the Company’s Capital Accounts in their entirety (but not less than their entirety), upon not less than one year’s prior written notice to the General Partner before the end of the Investment Period. If the Company does not give such prior written notice, then the Investment Period shall be extended by an additional term of two years, and, as of each successive term thereafter that the Company does not give such prior written notice (i.e., not less than one year prior to the expiration of the Investment Period, as extended in accordance with this Section 3.5.1.1), the Investment Period shall be extended for two additional years;1
3.5.1.2    as of any month end, only in the event (a) the Company determines a withdrawal is necessary to prevent a negative credit rating action, which may
1     For example, assuming an initial Investment Period ending on December 31, 2025, if notice is not given by December 31, 2024, then the term shall automatically be extended to December 31, 2027, and then, if notice is not given by December 31, 2026, then the term shall automatically be extended to December 31, 2029, and so on and so forth.

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include, but is not limited to, a rating downgrade, the assignment of a “Negative Outlook” or the placement of the Company “Under Review With Negative Implications” or any other similar negative rating action, or (b) the Company determines a withdrawal is necessary to diversify its assets pursuant to, or to avoid any non-compliance with or adverse consequences of, any Law, order or regulation promulgated by a Governmental Authority (any such Law, order or regulation, a “Diversification Requirement”); provided that the Company shall withdraw the minimum amount necessary under (a) or (b). Withdrawals pursuant to this Section 3.5.1.2 shall be made at the end of the calendar month that is more than ten Business Days’ following the date of the prior written notice of such withdrawal to the General Partner. Any amounts withdrawn from the Partnership pursuant to this Section 3.5.1.2 shall be invested in short-term liquid securities pending a review of the Company’s other potential means to raise its capital position or otherwise satisfy the ratings agencies or regulator, as the case may be, and the Company shall instruct its officers to promptly conduct a review of all such reasonable means to raise its capital position or otherwise satisfy the ratings agency or regulator, as the case may be. On a monthly basis, to the extent that amounts withdrawn pursuant to this Section 3.5.1.2 remain not invested in the Partnership, the Chief Investment Officer shall review such means to determine whether they are preferable to maintaining an investment in the Partnership that had been in place prior to such withdrawal;
3.5.1.3    as of any month end, if the Partnership experiences negative net performance that, based on the reasonable determination of the Chief Investment Officer, constitutes underperformance compared to investment funds managed by third-party managers and pursuing the same or substantially similar investment strategy as the Partnership for two or more consecutive calendar years commencing as of 2021, upon not less than 30 days’ prior written notice to the General Partner, and if, before electing to make such withdrawal, the Chief Investment Officer engages in direct discussions with the Chief Executive Officer of Third Point to determine whether it is appropriate to adjust its allocation to the Partnership; provided that the Chief Executive Officer of Third Point makes himself available for such discussion upon the reasonable request of the Chief Investment Officer;
3.5.1.4    as of any month end, an amount no more than the amount recommended by the Chief Investment Officer in order to satisfy the then-current risk management guidelines of the Company, upon not less than ten days’ prior written notice to the General Partner; provided that (i) the amount withdrawn as of any month end pursuant to this Section 3.5.1.4 shall not be greater than the then-current Risk Management Withdrawable Amount and (ii) the Company must specify in its notice of withdrawal that such withdrawal is being made pursuant to this Section 3.5.1.4;
3.5.1.5    as of any month end, of all or any of the Company’s Capital Accounts, following the occurrence of any Cause Event, upon not less than five days’ prior written notice to the General Partner;
3.5.1.6    as of any month end, of all or any of the Company’s Capital Accounts, following the determination of the Company to commence a Dissolution, upon not less than 30 days’ prior written notice to the General Partner, such withdrawal to be effective no sooner than, and conditioned upon, the commencement of such Dissolution;
3.5.1.7    as of any month end, of all or any of the Company’s Capital Accounts, upon not less than 75 days’ prior written notice to the General Partner (i) following the occurrence of any Key Person Event (other than a Key Person Event arising out of the Disability of Daniel S. Loeb) or (ii) following the occurrence of a Key Person Event arising out of the Disability of Daniel S. Loeb, provided that the Company submitted a withdrawal request to the General Partner following its receipt of notice of the related Disability Onset pursuant to Section 6.1.9; provided, further, that in each case of this Section 3.5.1.7(i) and (ii),

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under no circumstances shall the Company be prevented from achieving liquidity following a Key Person Event on a timeline that is slower than the liquidity provided to the investors in the TP Funds. Without limiting the foregoing, the Company shall use commercially reasonable efforts, prior to withdrawing in accordance with this Section 3.5.1.7, to grant the Investment Manager a reasonable opportunity to make a presentation to the Chief Investment Officer regarding its capabilities to continue to manage the Partnership;
3.5.1.8    as of any month end, of an amount that is no more than the amount necessary to ensure that the General Partner’s Capital Account meets the Minimum GP Holding Level, upon not less than five days’ prior written notice to the General Partner; or
3.5.1.9    as of any month end, an amount no greater than the Reinvestable Withdrawal Amount as of such month end, or such greater amount as the General Partner may permit in its sole discretion, upon not less than ten (10) Business Days’ prior written notice to the General Partner; provided that any amounts withdrawn from the Partnership pursuant to this Section 3.5.1.9 are promptly reinvested by the Company in, or contractually committed by the Company to, one or more Affiliated Funds.
3.5.2    Notwithstanding anything to the contrary in the applicable notice of withdrawal, any amounts withdrawn from the Partnership by the Company as of November 30, 2021, December 31, 2021 and January 31, 2022 shall be deemed to have been withdrawn pursuant to Section 3.5.1.9 of this Agreement.
3.5.3    The General Partner and Excluded Investors shall have the right to withdraw amounts from their Capital Accounts at any time; provided that the General Partner shall not withdraw any amount that would cause it to breach the requirements set forth in Section 3.1.1. The General Partner shall promptly notify the Company in writing at least five Business Days prior to making any withdrawal from the Partnership.
3.5.4    The right of any Limited Partner to withdraw or of any Limited Partner to have distributed an amount from its Capital Account pursuant to the provisions of this Section 3.5 is subject to Section 3.7 and the provision by the General Partner for all Partnership liabilities and reserves established under Section 4.3.
3.5.5    With respect to any amounts withdrawn, a withdrawing Limited Partner shall not share in the income, gains and losses resulting from the Partnership’s activities or have any other rights or obligations as a Limited Partner after the effective date of its withdrawal except as provided in Section 4.3, Section 6.7.2 and Section 13.2.
3.5.6    In the event that a Limited Partner shall have withdrawn from the Partnership in full pursuant to Section 3.5 (other than in connection with Section 3.5.1.2), (i) such Limited Partner shall no longer be considered a Limited Partner from and after the date of such complete withdrawal; and (ii) the provisions of this Agreement shall no longer apply to such Limited Partner (except those provisions which by their terms apply to Limited Partner following their withdrawal).
3.5.7    In the event that the Company requests a full withdrawal from the Partnership, (i) at least one Excluded Investor shall maintain a Capital Account balance of at least $1.00 until after such time as the Company has fully withdrawn from the Partnership; or (ii) if there are no Limited Partners other than the Company at the time of the Company’s withdrawal request, then the General Partner shall cause at least one Excluded Investor to be admitted to the Partnership as a Limited Partner and cause such Excluded Investor to maintain a Capital Account balance of at least $1.00 until after such time as the Company has fully withdrawn from the Partnership.

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3.5.8    In the event that, following any withdrawal by the Company, the aggregate balance of the Company’s Capital Account(s) equals less than $350 million, the Company agrees to discuss with the Investment Manager in good faith potential alternative structures for the Company’s participation in the Partnership’s investment strategy.
Section 3.6    Payment of Withdrawal Proceeds; Other Terms.
3.6.1    Withdrawal proceeds shall generally be paid to the withdrawing Limited Partner in cash by wire transfer or such other permissible method to an account specified in writing by such Limited Partner (which may be an account of the Limited Partner or an Affiliate), subject to compliance with Law and the policies of the Administrator. Withdrawal proceeds in respect of any withdrawal shall be paid within 10 Business Days following the applicable withdrawal date or as soon as practicable thereafter.
3.6.2    The General Partner shall make all reasonable efforts to make distributions in cash in connection with a Partner’s withdrawal of capital from the Partnership or otherwise. Notwithstanding the foregoing, in the unlikely event that the General Partner determines, in its discretion, that it is unable to liquidate a sufficient portion of the Partnership’s portfolio in order to satisfy any distribution to the Partners in full and in cash without materially adversely affecting the Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC), then the General Partner may, in its discretion, make distributions in-kind and choose which Securities or other assets or liabilities of the Partnership to distribute in-kind. If the Partnership proposes to make a distribution in-kind, unless a Partner consents, and subject to Section 4.1.3.7 and Section 4.1.3.8, such distribution shall include no more of any particular Security or other asset or liability than the Partner’s share of such Security or asset or liability determined on a pro rata basis based on such Partner’s Partnership Percentage (i.e., as if determined on a “look-through” basis). Subject to Section 4.1.3.7 and Section 4.1.3.8, in the event that a Partner consents to receiving a distribution in-kind that is greater than its pro rata share of such Security or asset or liability based on such Partner’s Partnership Percentage, then such non pro rata distribution in-kind shall only be made if the Partnership is not materially adversely affected by such distribution in-kind.
3.6.3    If a distribution is made in-kind in connection with a Partner’s withdrawal of capital from the Partnership, then on the withdrawal date, the General Partner shall (i) determine the Fair Value of such in-kind proceeds and adjust the Capital Accounts of all Partners upwards or downwards to reflect the difference between the book value and the Fair Value thereof, as if such gain or loss had been recognized upon an actual sale of such in-kind proceeds on such date and allocated pursuant to Section 4.1.3; and (ii) reduce the Capital Account of the distributee Partner by the Fair Value of such in-kind proceeds distributed (or to be distributed) to such Partner. In-kind distributions made pursuant to Section 3.6.2, this Section 3.6.3 or Section 9.1 may be comprised of, among other things, interests in trading vehicles or Special Purpose Vehicles holding the actual investment or participations in the actual investment or participation notes (or similar derivative instruments), which provide a return with respect to certain Securities or other assets or liabilities of the Partnership. The holders of interests in a Special Purpose Vehicle shall bear the expenses of such Special Purpose Vehicle.
Section 3.7    Limitations on Withdrawal.
3.7.1    No Partner may withdraw any amounts from its Capital Account in excess of the positive balance of its Capital Account.
3.7.2    Any of the conditions relating to withdrawals pursuant to the provisions of this Article III or otherwise as set out in this Agreement (including the notice periods and lock-up periods) may, in good faith and in a manner that is not materially prejudicial

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to the Partnership, be waived or reduced by the General Partner, in its discretion, from time to time, subject to such terms and conditions deemed appropriate to the General Partner, with respect to one or more Limited Partners without notice to, or the consent of, the other Limited Partners.
Section 3.8    Withholding Taxes. The General Partner may withhold taxes from any distribution in respect of withdrawal proceeds or with respect to any allocation to any Partner or Former Partner or otherwise with respect to any Partner or Former Partner to the extent required by the Code or any other applicable Law. If the amount of such taxes is greater than such Capital Account balance and/or any such distributable amounts, then such Partner or Former Partner shall pay the amount of such excess to the Partnership. Neither the Partnership nor the General Partner shall be liable for any excess withholding tax withheld (directly or indirectly) in respect of any Partner or Former Partner, and, in the event of over-withholding, a Partner or Former Partner’s sole recourse shall be to apply for a refund from the appropriate taxing authority.
ARTICLE IV

Capital Accounts and Allocations
Section 4.1    Capital Accounts.
4.1.1    A “Capital Account” shall be established for each Partner as of the first day of each Fiscal Period.
4.1.2    For the Fiscal Period during which a Partner is admitted to the Partnership, the Partner’s Capital Account shall initially equal the Partner’s initial Capital Contribution. For each Fiscal Period after the Fiscal Period in which a Partner is admitted to the Partnership, the Partner’s Capital Account shall initially equal the sum of the Partner’s Capital Account as finally adjusted for the immediately preceding Fiscal Period in accordance with the provisions of this Article IV of the Agreement, increased by the amount of any additional Capital Contribution made by the Partner as of the first day of the Fiscal Period and reduced by (i) the amount of any withdrawal made by the Partner pursuant to Article III of this Agreement and (ii) the Management Fee charged to the Partner’s Capital Account. In the event that a Partner Transfers its Interest in accordance with the provisions of Section 7.4 of this Agreement, the purchaser, assignee or successor-in-interest shall acquire the Capital Account (or the portion of the Capital Account attributable to the Interest conveyed) regardless of whether the purchaser, assignee or successor-in-interest becomes a Partner.
4.1.3    Allocation of Net Capital Appreciation or Net Capital Depreciation.
4.1.3.1    At the end of each Fiscal Period, the Capital Account of a Partner (including the General Partner) for such Fiscal Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, to the Capital Accounts of all of the Partners (including the General Partner) in proportion to their respective Partnership Percentages.
4.1.3.2    A reallocation of the amounts allocated pursuant to Section 4.1.3.1 shall occur at the end of each Incentive Allocation Period of the Partnership so that 20% of the result of (x) the Net Increase (if any) of the Capital Account of a Limited Partner during such Incentive Allocation Period, minus (y) the Management Fee debited from such Capital Account for such Incentive Allocation Period, minus (z) such Partner’s Loss Recovery

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Account balance for such Incentive Allocation Period, shall be reallocated to the General Partner (the “Incentive Allocation”). The General Partner, in its discretion, may elect to reduce, waive or calculate differently the Incentive Allocation, with respect to any Limited Partner.
4.1.3.3    There shall be established on the books of the Partnership for the Capital Account of each Limited Partner a memorandum loss recovery account (a “Loss Recovery Account”), the opening balance of which shall initially be zero. At each date that an Incentive Allocation with respect to a Capital Account is to be determined, the balance in the Loss Recovery Account attributable to such Capital Account shall be adjusted as follows: FIRST, if, in the aggregate, Net Decrease has been allocated to such Capital Account since the immediately preceding date as of which a calculation of an Incentive Allocation was made (other than an Incentive Allocation made upon a withdrawal prior to the end of the Fiscal Year) (or if no calculation has yet been made with respect to such Capital Account, since it was established), there shall be added to such Loss Recovery Account an amount equal to such Net Decrease; and SECOND, if there is Net Increase (before any Incentive Allocation) with respect to such Capital Account during an Incentive Allocation Period, any Loss Recovery Account shall be reduced (but not below zero) by the amount of such Net Increase. Solely for purposes of this Section 4.1.3.3, in determining the Loss Recovery Account attributable to a Capital Account, Net Increase and Net Decrease for any applicable period generally shall be calculated by taking into account the amount of the Management Fee, if any, deducted from such Capital Account for such period.
4.1.3.4    In the event that a Limited Partner with an unrecovered balance in a Loss Recovery Account with respect to its Capital Account, withdraws all or a portion of its Capital Account, (a) with respect to the withdrawn portion of such Capital Account, the Loss Recovery Account shall equal the product of (i) the balance of such Capital Account’s Loss Recovery Account on the withdrawal date (immediately prior to the withdrawal) and (ii) a fraction, the numerator of which is the amount withdrawn and the denominator of which is the balance of such Capital Account on the withdrawal date (immediately prior to the withdrawal) and (b) with respect to the non-withdrawn portion of such Capital Account, the Loss Recovery Account shall equal the product of (i) the balance of such Capital Account’s Loss Recovery Account on the withdrawal date (immediately prior to the withdrawal) and (ii) a fraction, the numerator of which is the amount of the Capital Account that is not withdrawn and the denominator of which is the balance in such Capital Account on the withdrawal date (immediately prior to the withdrawal). After the withdrawal, the unrecovered balance of the Loss Recovery Account with respect to the withdrawn portion of such Capital Account shall be removed from such Capital Account. Additional Capital Contributions shall not affect any Limited Partner’s Loss Recovery Account.
4.1.3.5    In the event that the Company Transfers all or any portion of a Capital Account in accordance with Section 7.4 to another Affiliate of the Company, then (A) no Incentive Allocation shall be calculated and allocated in respect of the Capital Account being transferred (unless the date of the Transfer is a Fiscal Year-end); and (B) any unrecovered balance in the transferor’s Loss Recovery Account attributable to the Capital Account associated with the Transferred amount (as determined in accordance with the calculation in the first sentence of Section 4.1.3.4 as if such Transferred amount had been withdrawn) shall, in the discretion of the Investment Manager, either be: (i) preserved in the Loss Recovery Account of the Transferring Limited Partner as if such amount had not been Transferred; or (ii) transferred into the Loss Recovery Account of the transferee Limited Partner.
4.1.3.6    Reserved.
4.1.3.7    In the event the General Partner determines that, based upon any tax, regulatory or other considerations as to which the General Partner and any Limited

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Partner agree, such Partner should not participate (or should be limited in its participation) in the Net Capital Appreciation or Net Capital Depreciation, if any, attributable to trading in any Security, type of Security or any other transaction, the General Partner may allocate such Net Capital Appreciation or Net Capital Depreciation only to the Capital Accounts of Partners to whom such considerations or reasons do not apply (or may allocate to the Capital Account to which such considerations or reasons apply, the portion of such Net Capital Appreciation or Net Capital Depreciation attributable to such Capital Account’s limited participation in such Security, type of Security or other transaction). In addition, if for any of the reasons described above, the General Partner determines that a Partner should have no interest whatsoever in a particular Security, type of Security or transaction, then, subject to such Partner’s consent (which shall not be required for a Security, type of Security or transaction that could generate income that is effectively connected with the conduct of a trade or business in the United States (including U.S. real estate assets) and can be specially allocated pursuant to Section 6.1.2.2), the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which only the Partners having an interest in such Security, type of Security or transaction (any such Partner, for such Security, type of Security or transaction, being referred to as an “Unrestricted Partner”) shall have an interest and the Net Capital Appreciation and Net Capital Depreciation for each such memorandum account shall be separately calculated.
4.1.3.8    At the end of each Fiscal Period during which a memorandum account created pursuant to Section 4.1.3.7 (a “Memorandum Account”) was in existence (or during which an interest in particular Securities was otherwise allocated away from one or more Limited Partners), the Capital Account of each Unrestricted Partner may be debited pro rata in accordance with the Capital Accounts of all Unrestricted Partners at the opening of such Fiscal Period in an amount equal to the interest that would have accrued on the amount used to purchase the Securities attributable to the Memorandum Account (the “Purchase Price”) had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Fiscal Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Fiscal Period, at the interest rate per annum that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such Fiscal Period. The amount so debited shall then be credited to the Capital Accounts of all of the Partners in accordance with their Partnership Percentages.
4.1.3.9    The General Partner may elect to have the Incentive Allocation reallocated to it (or to any of its Affiliates) at the level of any Special Purpose Vehicle through which the investment program of the Partnership is being effectuated without receiving consent from existing Limited Partners, for so long as such election does not result in any material adverse consequences to the Limited Partners.
4.1.4    Amendment of Incentive Allocation. The General Partner shall have the right to amend, without the consent of the Limited Partners, Section 4.1.3 so that the Incentive Allocation therein provided conforms to any applicable requirements of the SEC and other regulatory authorities or to address any change in Law that affects the tax treatment of the Incentive Allocation or any income allocated to the General Partner, its Affiliates or any Person providing management and/or administrative services to the Partnership; provided, however, that no such amendment shall increase the Incentive Allocation that otherwise would be made with respect to a Capital Account or result in any material adverse consequences to the Limited Partners. The Partnership shall not bear any expenses related to effecting any changes to the provisions relating to the Incentive Allocation as provided in this Section 4.1.4.
4.1.5    Allocations for Tax Purposes.
4.1.5.1    For each fiscal year, items of income, deduction, gain, loss or credit shall be allocated for U.S. federal income tax purposes among the Partners in such

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manner as the General Partner, in its discretion, determines reasonably reflects amounts credited or debited to each Partner’s Capital Account for the current and prior fiscal years (or relevant portions thereof).
4.1.5.2    Notwithstanding the foregoing, the General Partner shall be entitled, in its discretion, to specially allocate items of income and gain (or loss and deduction) to Partners who withdraw all or a portion of their Capital Account during any Fiscal Year in a manner designed to ensure that each withdrawing Partner is allocated income or gain (or loss or deduction) in an amount equal to the difference between that Partner’s Capital Account balance (or portion thereof being withdrawn) at the time of the withdrawal and the tax basis for its interest in the Partnership at that time (or proportionate amount thereof), determined, in all cases, (x) with regard to deemed distributions and contributions under Section 752 of the Code; and (y) without regard to any adjustments that have been made to the tax basis of the withdrawing Partner’s interest in the Partnership as a result of any withdrawals or assignment of its interest in the Partnership prior to the withdrawal (other than the original issue of the interest in the Partnership), including by reason of death.
4.1.5.3    The provisions of this Section 4.1.5 are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In furtherance of the foregoing, the provisions of Section 704 and the Treasury Regulations thereunder addressing qualified income offset, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)), are hereby incorporated by reference.
4.1.6    Certain Actions. Notwithstanding any other provision of this Agreement, (i) each Partner shall, and shall cause each of its Affiliates and transferees to, take any action requested by the General Partner, and the General Partner may take any reasonable action, to ensure that the fair market value of any Interest that is transferred in connection with the performance of services is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Proposed Treasury Regulation Section 1.83-3(l)) of that Interest (and that each such Interest is afforded pass-through treatment for all applicable U.S. federal, state or local income tax purposes); and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment under any applicable Law, Treasury Regulation, IRS Revenue Procedure, IRS Revenue Ruling, IRS Notice or other guidance governing partnership interests transferred in connection with the performance of services, such action may include authorizing and directing the Partnership or the General Partner to make any election, agreeing to any condition imposed on such Partner, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing, and agreeing not to take any contrary position.
4.1.7    Tax Treatment.
4.1.7.1    Except with regard to the Tax Treatment, each Partner agrees not to treat, on any income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item pursuant to the terms of this Agreement unless otherwise required by a Final Determination after such Partner uses its commercially reasonable efforts to uphold the treatment of the item in a manner consistent with the terms of this Agreement.  The Partners shall (i) treat the Partnership as a partnership for U.S. federal income tax purposes; (ii) treat the transactions completed by the First Amended and Restated Agreement as an “assets-over” partnership merger of the USA Joint Venture into the Bermuda Joint Venture under Treasury Regulation Section 1.708-1(c)(3)(i) in which the Bermuda Joint Venture is treated as the “continuing partnership” and the USA Joint

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Venture is treated as liquidating and distributing its interest in the Bermuda Joint Venture to its partners in liquidation; (iii) treat the Partnership as a continuation of the Bermuda Joint Venture; and (iv) treat the Incentive Allocation as a partnership profits interest for U.S. tax purposes as contemplated by this Agreement (clauses (i) through (iv), the “Tax Treatment”).
4.1.7.2    Notwithstanding the foregoing, the Partners shall not take any position inconsistent with the Tax Treatment.  If a claim, action or proceeding (a “Tax Proceeding”) is brought by the Internal Revenue Service or other taxing authority against a Partner or the Partnership (or either of the Joint Ventures) challenging the Tax Treatment, such Partner shall provide prompt written notice to the General Partner of such Tax Proceeding and the General Partner shall be entitled to assume the defense of, and control all matters with regard to, such Tax Proceeding as it relates to the Tax Treatment.  The General Partner shall use reasonable efforts to keep such Partner apprised of the status of such Tax Proceeding.  No Partner may settle a Tax Proceeding inconsistent with the Tax Treatment contemplated by this Agreement unless the General Partner fails to assume or maintain the defense of the Tax Proceeding as contemplated by this Section 4.1.7.2, or the General Partner provides express prior written consent.  In the event the General Partner exercises its right to assume control of the defense, the Partner that is the subject of such Tax Proceeding shall reasonably cooperate with the General Partner in such defense and make available to the General Partner witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the General Partner.
Section 4.2    Valuation.
4.2.1    The Partnership’s assets and liabilities shall be valued as of the close of business on the last day of each month, in each case in accordance with the Investment Manager’s valuation policy and procedures, as may be amended from time to time (the “Valuation Policy”). The General Partner shall cause the Investment Manager to provide a copy of its Valuation Policy to any Limited Partner upon request by such Limited Partner and to notify the Limited Partners of any changes to the Valuation Policy.
4.2.2    All values assigned to Securities, other assets and liabilities in accordance with the procedures set forth in the Valuation Policy shall be final.
Section 4.3    Liabilities; Reserves. The Partnership’s liabilities shall be determined in accordance with GAAP, and shall include the establishment of such reserves for estimated accrued expenses and contingencies as the General Partner may deem advisable; provided, however, that the General Partner may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves and holdbacks for unspecified contingencies (even if such reserves or holdbacks are not required by GAAP). All such reserves or holdbacks could reduce the amount of distribution on withdrawal. Such reserves or holdbacks may be invested or maintained in a manner deemed appropriate by the General Partner. Any holdback shall be applied equally and equitably to all Capital Accounts that are subject to the expenses, liabilities and contingencies for which such holdback was established. Upon the determination of the General Partner that such holdback is no longer needed, the remainder (if any) of the holdback, and the estimated interest that the Partnership earned thereon or is attributed thereto (in each case, if any) shall be distributed or credited, as applicable, to the Capital Accounts for which such holdback was established. Limited Partners shall be provided upon request the nature and amount of any holdback that is not otherwise required by GAAP.
Section 4.4    Determination by General Partner of Certain Matters. All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners, the taxes on profits, gains and losses, and accounting procedures, not specifically and

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expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, whose determination shall be final, binding and conclusive on all of the Partners. The General Partner shall have the power to make all tax elections and determinations for the Partnership, and to take any and all action necessary under the Code or other applicable Law to effect those elections and determinations. All such elections and determinations by the General Partner shall be final, binding and conclusive upon all Partners.
ARTICLE V

Records, Accounting and Reports, Partnership Funds
Section 5.1    Records and Accounting.
5.1.1    Proper and complete records and books of account of the Partnership’s business shall be maintained at the Partnership’s principal place of business or at such other place as may be determined by the General Partner. Unless determined otherwise by the General Partner, in its discretion, the books and records of the Partnership shall be kept pursuant to the accrual method of accounting, which shall be the method of accounting followed by the Partnership for U.S. federal income tax purposes.
5.1.2    Except as otherwise expressly provided in this Agreement, no Limited Partner shall have any right to inspect the register of limited partners or to obtain any information contained in the books and records of the Partnership (whether kept by the General Partner, the Investment Manager, the Administrator or any other Person), including, without limiting the generality of any of the foregoing, any Confidential Material and any information relating to any other Limited Partner or the Partnership’s trading activity. Notwithstanding the foregoing, (i) each Limited Partner shall have the right to inspect the register of limited partners and the books and records of the Partnership during customary business hours at the principal place of business of the Partnership or such other location where such books and records are maintained pursuant to Section 5.1.1 solely for purposes of confirming such Limited Partner’s status as a Limited Partner or investment in the Partnership; and (ii) the General Partner shall afford to the Company’s auditors reasonable access during customary business hours to the foregoing information maintained in the books and records of the Partnership so long as (x) such information pertains to such Limited Partner’s investment in the Partnership; and (y) the Company’s auditors are subject to the confidentiality obligations set forth in Section 12.1.
5.1.3    The General Partner shall retain (or arrange for the retention), for a period of at least seven years, copies of any documents generated or received by the General Partner in the ordinary course of business pertaining to the assets of the Partnership or to the compensation payable to the General Partner and the Investment Manager, which shall include, at the very least, documents required to be kept in accordance with applicable Law.
Section 5.2    Independent Audit. The records and books of account of the Partnership shall be audited as of the end of each Fiscal Year by independent certified public accountants selected by the General Partner in its discretion. The General Partner shall promptly notify the Limited Partners of any resignation of, or replacement of, the Partnership’s independent certified public accountants.
Section 5.3    Tax Information. Within 90 days after the end of each Taxable Year (or as soon thereafter as is reasonably practicable), the General Partner shall cause to be delivered to each Person who was a Partner at any time during that Taxable Year all information necessary, at the discretion of the General Partner, for the preparation of the Partner’s U.S. federal income tax returns, including a Form 1065/Schedule K-1 statement showing the Partner’s share of income or loss, deductions and credits for the year for U.S. federal income tax purposes,

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and the amount of any distributions made to or for the account of the Partner pursuant to this Agreement.
Section 5.4    Annual Reports to Current Partners. The Partnership shall furnish to each Limited Partner, with respect to each Fiscal Year an annual consolidated audited financial statement of the Partnership as of the end of, and for, such Fiscal Year prepared in accordance with GAAP and audited by the independent certified public accountants selected by the General Partner in accordance with Section 5.2.  The Partnership shall provide a draft of such statement by February 15 of the immediately following Fiscal Year and the final audited statement by February 25 of such immediately following Fiscal Year.
Section 5.5    Chief Investment Officer Meeting. At the commercially reasonable request of the Company, and subject to reasonable prior notice, the General Partner shall cause the Investment Manager to make one of its representatives available to meet with the Chief Investment Officer (in person or telephonically) to report on the Partnership’s activities and discuss the Investment Manager’s investment outlook.
Section 5.6    Tax Returns. The General Partner shall cause tax returns for the Partnership to be prepared and timely filed (taking into account extensions) with the appropriate authorities, and shall determine which items of cash outlay are to be capitalized or treated as current expenses.
Section 5.7    Reporting. The General Partner shall provide the information set forth on Exhibit B with the frequency stated therein.
ARTICLE VI

Rights and Duties of the General Partner
Section 6.1    Management Power.
6.1.1    The General Partner shall have exclusive management and control of the business of the Partnership. Except as expressly provided in this Agreement, the authority of the General Partner to manage and control the day-to-day business of the Partnership shall be exercised by the Managing Member, and all decisions regarding the day-to-day management and affairs of the Partnership shall be made by the Managing Member on behalf of the General Partner (whether or not this Agreement specifies that the General Partner or the Managing Member is authorized to make such decision). The General Partner shall, except as provided in this Agreement, have the rights and power to manage and administer the affairs of the Partnership and conduct the business of the Partnership. Except as otherwise expressly provided in this Agreement, the General Partner is granted the right, power and authority to undertake on behalf of the Partnership all actions that, in its sole judgment, are necessary, suitable, proper or desirable to carry out its duties and responsibilities, including the right, power and authority from time to time to take the following actions at the expense of, in the name of, and, on behalf of, the Partnership:
6.1.1.1    To acquire, trade, hold, encumber, sell, lease, exchange, purchase, transfer, invest, mortgage, pledge, charge, dispose of and otherwise deal with, on margin or otherwise, Securities (including to acquire “long” positions or “short” positions and to make purchases or sales increasing, decreasing or liquidating the position or changing from a “long” position to a “short” position or from a “short” position to a “long” position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of the positions), commodities and commodities contracts, including futures contracts, forwards, options and swaps thereon, and other assets of the Partnership, and to

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exercise all rights, powers, privileges and other incidents of ownership or possession with regard to Securities, including voting rights, at prices and upon terms deemed to be in the best interests of the Partnership, and to engage in any other activities and transactions that may be necessary, suitable or proper for the accomplishment of or in furtherance of, any of the foregoing objects and purposes and to do any and all other acts and things incidental or appurtenant to or arising from or connected with any of such objects and purposes;
6.1.1.2    To organize one or more corporations or other entities to invest, in Securities or participations in Securities, or to hold record title of, or as nominee for the Partnership of, Securities or funds of the Partnership (each such entity, a “Special Purpose Vehicle”);
6.1.1.3    To incur all expenditures permitted by this Agreement;
6.1.1.4    To engage any and all agents, managers, consultants, advisors, including the Investment Manager, independent contractors, attorneys, the Administrator, accountants and other Persons necessary or appropriate to carry out the business of the Partnership, and to pay fees, expenses and other compensation to such Persons, and provide for the exculpation and/or indemnification of such Persons by the Partnership, including such Persons or firms that may be Limited Partners or Affiliates of the General Partner or its principals or employees;
6.1.1.5    To admit new Limited Partners to the Partnership, pursuant to and subject to the terms of Article III of this Agreement;
6.1.1.6    To enter into Other Agreements with Limited Partners containing such terms and conditions as determined by the General Partner;
6.1.1.7    To assist the Partnership with investor relations services, including communications from the Partnership to the Limited Partners and prospective investors;
6.1.1.8    To the extent that funds of the Partnership are, in the General Partner’s judgment, not required for the conduct of the Partnership’s business, to invest the excess funds;
6.1.1.9    To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon terms that the General Partner may in its discretion determine and upon evidence that it deems sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;
6.1.1.10    To make, execute, and deliver any and all documents of transfer and conveyance and any and all other instruments and agreements that may be necessary or appropriate to carry out the powers granted in this Agreement;
6.1.1.11    To open, maintain, conduct and close accounts, including margin and custodial accounts, with brokers and bank accounts, and to draw checks or other orders for the payment of money by the Partnership;
6.1.1.12    If the General Partner deems registration, qualification or exemption necessary or desirable, to cause the Partnership to comply with all applicable provisions of Law, including the registration or qualification of the Partnership under the Laws of any applicable jurisdiction or the obtainment of exemptions under such Laws;

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6.1.1.13    To engage in hedging and/or interest exchange agreement transactions on behalf of or for the direct or indirect benefit of the Partnership through the purchase and sale of: contracts for future delivery of bank certificates of deposit; securities issued or guaranteed by the United States Government and its agencies and instrumentalities, such as United States treasury bonds, notes, and bills, and mortgage-backed securities issued by the Government National Mortgage Association; other interest-bearing negotiable instruments; and other financial futures contracts, financial options contracts and other Securities whether in existence now or in the future;
6.1.1.14    To lend, either with or without security, any Securities, funds or other properties of the Partnership, to borrow or raise funds, without limit as to the amount or manner and time of repayment, and to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures or other negotiable or non-negotiable instruments and evidences of indebtedness, to secure the payment of such or other obligations of the Partnership by mortgage upon, or pledge, or charge, hypothecation or guarantee of, all or any part of the property of the Partnership, whether owned or acquired thereafter and to execute and record financing statements in connection with perfecting any such security interests of the Partnership, as applicable;
6.1.1.15    To acquire, enter into, and pay for any contract of insurance that the General Partner in its discretion deems necessary and proper for the protection of the Partnership, for the conservation of the assets of the Partnership, or for any purposes beneficial to the Partnership;
6.1.1.16    To enter into, make, perform, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, licenses, undertakings or other instruments and to engage in any kind of activity necessary, proper or desirable to carry out the purposes of the Partnership;
6.1.1.17    To assist the Partnership with any legal, compliance, tax or regulatory filings;
6.1.1.18    To make any securities filings on behalf of the Partnership or the Company relating to any of the investment activities of the Partnership;
6.1.1.19    To direct or permit the Investment Manager to enter into direct or indirect sub-advisory arrangements or otherwise delegate the investment management authority over the Partnership to any other Person; provided, however, that management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner; provided further, that in the case of any delegate that is an Affiliate of the Investment Manager, the Partnership shall not bear any additional fees or performance-based compensation in connection with such arrangement or be subject to any expenses not consistent with this Agreement; provided further, that the General Partner may not direct or permit the Investment Manager to engage any delegate who is not an Affiliate of the Investment Manager, unless (i) the General Partner has obtained the written consent of the Chief Investment Officer prior to any such engagement; (ii) the Investment Manager effectuates such delegation on the same terms and conditions as the Affiliated Funds; (iii) any such delegation is subject to the same limitations and restrictions set forth in this Agreement (including the Guidelines) and the same standard of care as if performed directly by the Investment Manager or General Partner; (iv) the Investment Manager conducted appropriate due diligence on the delegate (including with respect to such delegate’s investment professionals, operations, regulatory compliance and prior performance); (v) the Investment Manager retains the authority and responsibility to monitor and review the performance of the delegate and to terminate any

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arrangement with the delegate; and (vi) the Investment Manager has sought “most favored nations” treatment of any investment by the Partnership with such delegate;
6.1.1.20    To make all tax elections and determinations for the Partnership, and to take any and all action necessary under the Code or other applicable Law to effect those elections and determinations;
6.1.1.21    To be or to designate a Partnership Representative for all purposes under the Code;
6.1.1.22    To combine purchase or sale orders on behalf of the Partnership with orders for Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC), and allocate the securities or other assets so purchased or sold, on an average price basis, among the Partnership and such Affiliated Funds;
6.1.1.23    To enter into arrangements with brokers to open “average price” accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC) and are allocated among such accounts using an average price;
6.1.1.24    To provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;
6.1.1.25    To invest in other pooled investment vehicles, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle;
6.1.1.26    Subject to applicable Law, to purchase Securities and other property from and sell Securities and other property to Affiliated Funds in accordance with the Investment Manager’s applicable policies and procedures. To extent the Partnership purchases Securities or other property from or sells Securities or other property to an Affiliated Fund (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC), excluding any such purchases and sales for the purpose of rebalancing Securities among the Partnership and the TP Funds, the Investment Manager shall notify the Company (as provided in the following sentence). The Investment Manager may provide such notice on a monthly basis with respect to all such occurrences during the preceding month, and the Company shall have the opportunity to consult with the Investment Manager following such notice; and
6.1.1.27    To delegate any or all authorities of the General Partner hereunder, and in furtherance of any such delegation to appoint, employ, or contract with the Investment Manager for its services in connection with the management and operation of the Partnership in accordance with the terms of the Investment Management Agreement.
6.1.2
6.1.2.1    Notwithstanding anything to the contrary in this Agreement, except as provided in Section 6.1.2.2, the General Partner shall use commercially reasonable efforts to avoid engaging in any activity or taking any action that would cause SiriusPoint Bermuda to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes, including investing in any asset that (i) does not qualify for the trading safe harbor provided in Section 864(b)(2) of the Code and the Treasury Regulations; or (ii) would be considered a United States real property interest for purposes of Section 897 of the Code. The foregoing shall not prohibit the investment, directly or indirectly, by the Partnership in an entity

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treated as a corporation for U.S. federal income tax purposes that in turn invests in assets described in the foregoing clauses (i) and (ii).
6.1.2.2    Notwithstanding the foregoing Section 6.1.2.1, the General Partner shall be permitted to invest in assets that could generate income that is effectively connected with the conduct of a trade or business in the United States (including U.S. real estate assets) so long as those assets are allocated only to the General Partner, Excluded Investors, Sirius Re Holdings and such other Limited Partners as the General Partner and the Company may agree pursuant to Section 4.1.3.7. Notwithstanding anything to the contrary in this Section 6.1.2, the General Partner shall not be deemed to have violated this Section 6.1.2 with respect to SiriusPoint Bermuda either (x) with respect to the operation of the special allocations permitted by this Section 6.1.2.2; or (y) with respect to the operation of Section 8.4.
6.1.3    The Company may, upon at least three Business Days’ prior written notice to the General Partner and subject to (a) the General Partner’s acceptance; and (b) the General Partner satisfying the requirements set forth in Section 3.1.1, elect to make additional Capital Contributions to the Partnership on the first Business Day of a calendar month.
6.1.4    Notwithstanding any provision of this Agreement to the contrary, the General Partner hereby agrees to cause the Investment Manager to follow the investment and risk management guidelines attached hereto as Exhibit A (the “Guidelines”). The Company may amend the Guidelines from time to time for risk management purposes, provided that any such amendment shall be made in consultation with, and shall require the consent of, the General Partner (such consent not to be unreasonably withheld). The Investment Manager shall not effect any investment transaction for the Partnership that is inconsistent with the Guidelines; provided that, upon written request of the Investment Manager, the Chief Investment Officer may, in exigent circumstances, permit any variation from the Guidelines. Any amendments to the Guidelines shall be implemented by the Investment Manager within a commercially reasonable period of time (which the Investment Manager shall endeavor to make no longer than thirty (30) days, subject to any relevant transfer or sale restrictions, including the matters set forth in the proviso at the end of this Section 6.1.4, and liquidity considerations) to permit the Investment Manager to transition the Partnership’s portfolio into compliance with the revised Guidelines. The General Partner shall notify the Company when it has actual knowledge of a violation or a reasonable likelihood of a violation of the Guidelines; provided that such notification shall not be required in connection with potential violations of the Guidelines based on anticipated performance of Securities. Upon having any such actual knowledge of a violation or reasonable likelihood of a violation of the Guidelines, the General Partner shall use commercially reasonable efforts to engage in such transactions as the General Partner deems necessary to ensure the Partnership’s investments become consistent with the Guidelines no later than (i) if such transactions require the disposition of only highly-liquid securities (as reasonably determined by the General Partner), five Business Days after the date that the General Partner becomes aware that the Partnership is not compliant with the Guidelines or (ii) if such transactions require the disposition of securities that are not highly-liquid (as reasonably determined by the General Partner), the first month-end date of a calendar month falling at least 3 Business Days after the date that the General Partner becomes aware that the Partnership is not compliant with the Guidelines (and during any such period referred to in clause (i) or (ii), the General Partner shall not be in breach of this Agreement); provided, however, that if the General Partner reasonably believes that the violation of the Guidelines cannot be cured within such period without violating applicable Law or would otherwise trigger liability based on trading windows to which the General Partner or the Investment Manager is subject, or short-swing profit violations, then the General Partner shall notify the Company as soon as practicable and shall promptly bring the Partnership’s investments into compliance with the Guidelines when it is permissible to do so (and during such cure period, the General Partner shall not be in breach of this Agreement).

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6.1.5    From time to time the Company may discuss with the General Partner the adoption of new risk parameters for the Partnership, taking into consideration of the rest of the Company’s portfolio and capital positions, among other factors. The General Partner will work in good faith with the Company to create responsive guidelines to incorporate additional limits responsive to the needs referred to in the preceding sentence but that do not fundamentally alter the general investment strategy or investment approach of the Partnership (“Risk Management Guidelines”). Once adopted, the Risk Management Guidelines will be incorporated into the Guidelines and the General Partner will be responsible for managing the Partnership pursuant to the Guidelines as modified by the Risk Management Guidelines in accordance with the terms of this Agreement.
6.1.6    Certain of the Company’s insurance subsidiaries are regulated by insurance regulators (including the Bermuda Monetary Authority). The parties hereto hereby agree to work together in good faith to agree on any amendments to this Agreement (including any Exhibits hereto) that are necessary to comply with insurance regulatory provisions applicable to the Company resulting from changes of the insurance regulatory rules or administrative or court interpretations thereof after the date hereof. The parties acknowledge that a failure to agree on such amendments to this Agreement that are necessary to comply with applicable insurance regulatory provisions may result in a withdrawal pursuant to Section 3.5.1.2.
6.1.7    The General Partner shall promptly notify the Partners: (a) if it becomes aware of the occurrence of a Cause Event; and (b) if it subsequently become aware any new, material information relating thereto.
6.1.8    The General Partner shall promptly notify the Company if it becomes aware of any threatened or actual litigation where the Partnership, the Company or any of their respective subsidiaries are named or are reasonably expected to be named as a party. Neither the General Partner nor the Investment Manager may settle any such litigation which involves more than a de minimis amount without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.
6.1.9    The General Partner shall promptly notify the Partners if it becomes aware of the occurrence of any event that may reasonably constitute a Disability Onset or a Key Person Event.
Section 6.2    Resignation or Withdrawal by the General Partner. Subject to Section 3.1.1, the General Partner may voluntarily resign or withdraw from the Partnership upon at least 90 days’ prior written notice sent to all Partners.
Section 6.3    Right of Public to Rely on Authority of General Partner. Nothing contained in this Agreement shall impose any obligation on any Person or firm doing business with the Partnership to inquire whether the General Partner has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third person shall be fully protected in relying upon that authority.
Section 6.4    Time and Attention of the General Partner. The General Partner shall devote to the Partnership, and apply to the accomplishment of Partnership purposes, an amount of time and attention that the General Partner in its discretion deems necessary or appropriate.
Section 6.5    Exculpation and Indemnification of the General Partner.
6.5.1    Neither the General Partner nor any Affiliate or any members, associates, directors, officers, employees or agents of the General Partner or any Affiliate shall

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be liable to the Partnership or to the Limited Partners for any act or omission based upon honest errors of judgment, negligence or other fault in connection with the business or affairs of the Partnership, so long as the action or failure to act does not constitute Disabling Conduct.
6.5.2    The Partnership agrees to indemnify the General Partner, the Investment Manager, the Tax Matters Partner and the Partnership Representative (in each case, acting in their capacity as such) and their respective members, Affiliates, associates, directors, officers, employees or agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) to the fullest extent permitted by Law and to hold them harmless from and with respect to (a) all fees, costs and expenses (including attorneys’ fees and disbursements) incurred in connection with or resulting from any claim, action or demand against the Indemnified Parties that arise out of or in any way relate to the Partnership, its properties, business or affairs; and (b) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or compromise of the claim, action or demand, except that this indemnification shall not apply to any such fees, costs, expenses, losses or damages (“Losses”) arising out of an Indemnified Party’s Disabling Conduct. Further, the Partnership’s obligations under this Section 6.5.2 shall not apply (x) with respect to Losses arising out of any unsuccessful claim, action or demand (excluding counterclaims) by any Indemnified Party against any Limited Partner; or (y) with respect to Losses arising out of any claim, action or demand arising out of or related to disputes among the Indemnified Parties. The Partnership shall advance to any Indemnified Party costs and expenses (including attorneys’ fees and disbursements) that are deemed reasonable by the General Partner, and that are incurred in connection with any action or proceeding subject to indemnification hereunder, prior to the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified by the Partnership. U.S. federal securities laws, under certain circumstances, impose liability even on persons that act in good faith, and the Partnership and the Limited Partners are not waiving any rights they may have to the extent that such liability may not be waived, modified or eliminated under applicable Law but shall be construed so as to effectuate the provisions of this Section 6.5.2 to the fullest extent permitted by Law.
6.5.3    To the maximum extent permitted by law, as among (i) any director and officer liability insurance policies or other any liability insurance policies that may be maintained by or on behalf of the Partnership (“Partnership Insurance”), (ii) any director and officer liability insurance policies, umbrella policies, general partnership liability insurance policies or other liability insurance policies that may be maintained by or on behalf of the General Partner, the Investment Manager or any of their respective Affiliates (“D&O Insurance”), (iii) the Partnership (for the avoidance of doubt, the Partnership, for purposes of this clause (iii) shall be interpreted to exclude Partnership Insurance described in clause (i)), and (iv) the General Partner and its Affiliates (for the avoidance of doubt, the General Partner and its Affiliates, for purposes of this clause (iv) shall be interpreted to exclude D&O Insurance described in clause (ii)), this Section 6.5.3 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with (A) any Partnership Insurance (if applicable) having primary liability, (B) any D&O Insurance (if applicable) having secondary liability, (C) the Partnership (if applicable) having tertiary liability and (D) the General Partner and its Affiliates having quaternary liability (and as between the General Partner and its Affiliates such obligations shall be on an equal basis unless they agree otherwise).
6.5.4    For purposes of this Section 6.5, acts or failures to act undertaken upon the advice of counsel shall be deemed to be actions in good faith, within the scope of authority and in the best interests of the Partnership.

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6.5.5    The provisions of this Section 6.5 shall survive the termination of this Agreement, the termination of the Investment Management Agreement and/or the resignation or withdrawal of the General Partner of the Partnership.
Section 6.6    Other Business Ventures. Each Partner agrees that the General Partner, its Affiliates and their respective members, associates, directors, officers or employees may engage in other business activities or possess interests in other business activities of every kind and description, independently or with others. These activities may include investing in, financing, acquiring and disposing of securities in which the Partnership may from time to time invest, or in which the Partnership is able to invest or otherwise have any interest. The Limited Partners agree that the General Partner and the Investment Manager may act as a general partner of other partnerships, including investment partnerships or as managing member of limited liability companies. The Limited Partners further agree that the General Partner or the Investment Manager may organize and manage one or more domestic or offshore entities or accounts that may have similar investment activities as the Partnership and that the General Partner or the Investment Manager, as the case may be, shall allocate investment opportunities among such entities or accounts, other Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC), and the Partnership as it deems to be fair and equitable in its sole discretion. For the avoidance of doubt, the General Partner and Investment Manager shall allocate of any such investment opportunity in accordance with the Investment Manager’s investment allocation policies.
Section 6.7    Certain Tax Matters.
6.7.1    The Tax Matters Partner and the Partnership Representative, in such capacity, are authorized and empowered to act and represent the Partnership and each of the Partners before the Internal Revenue Service and any other taxing authority in any audit or examination of any Partnership tax return and before any court selected by the General Partner for judicial review of any adjustments assessed by the Internal Revenue Service and any other taxing authority. By the execution of this Agreement, the Partners agree to be bound by, and agree not to take any action inconsistent with, the actions or inaction of the Tax Matters Partner or the Partnership Representative, as applicable, including tax return positions, the extension of the statute of limitations or any contest, settlement or other action or position that the Tax Matters Partner or the Partnership Representative, as applicable, deems proper under the circumstances. Each Partner agrees to notify the Tax Matters Partner or the Partnership Representative, as applicable, of any such action to be taken by the Partner, in violation of this Agreement or otherwise, at least 10 days prior to the date the Partner takes the action. The Partnership Representative or the Tax Matters Partner, as applicable, shall notify each Partner in writing of all administrative and judicial proceedings for the adjustment of Partnership items and shall make periodic reports to the Partners setting forth information it deems appropriate at its sole discretion to keep the Partners informed of the status of such proceedings. The Partnership Representative and the Tax Matters Partner, as applicable, shall have the authority to take all actions necessary or desirable at its discretion to accomplish the matters set forth in this Section 6.7. The foregoing rules shall apply mutatis mutandis to any substantially comparable state, local or non-U.S. tax Laws.
6.7.2    If the Partnership is subject to any Entity Taxes, the General Partner shall allocate among the Partners (or Former Partners) any tax liability imposed under the BBA Rules by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Partners or payable to Partners upon withdrawal, taking into account any modifications attributable to a Partner pursuant to Section 6225(c) of the BBA Rules (if applicable) and any similar state and local authority. Any tax liabilities so allocated shall be subject to the provisions of Section 3.8. To the extent that a portion of the tax liabilities imposed under the BBA Rules for a prior year relates to a Former Partner, the General Partner may

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require such Former Partner to reimburse and/or indemnify the Partnership for its allocable portion of such tax. Each Limited Partner acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its Interest in the Partnership, pursuant to this Section 6.7.2, it shall remain liable for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s Taxable Years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under the BBA Rules, or any similar state or local provisions. The Partners acknowledge and agree that the General Partner and Partnership Representative shall be permitted to take any actions to avoid Entity Taxes being imposed on the Partnership or any of its subsidiaries under the BBA Rules. Each Limited Partner agrees that, notwithstanding the Transfer or withdrawal of all or any portion of its Interest in the Partnership, if requested by the General Partner, it shall provide the appropriate Internal Revenue Service Form W-8 or W-9 or any other certificate or documentation which the General Partner reasonably determines is necessary to reduce Entity Taxes.
Section 6.8    Addition of General Partners. The General Partner may, if it deems it in the best interest of the Partnership, admit one or more additional General Partners (which may also be Limited Partners) with the prior written consent of the Company. Such additional General Partner or Partners shall become General Partner(s) upon the last to occur of the following: (a) their making their respective Capital Contributions, if required; (b) the execution by the additional general partner of this Agreement in its capacity as a General Partner; and (c) the filing of an amendment to the Partnership’s Statement in accordance with the Partnership Act, if required. Such Person shall thereupon be included in the definition of Partners or General Partner, as the case may be, and be deemed to be parties to this Agreement, for all purposes of this Agreement.
Section 6.9    Principal Transactions and Other Related Party Transactions. The UCC shall be entitled to review and/or approve or disapprove (as applicable), on behalf of the Partnership, “principal transactions” within the meaning of Section 206(3) of the Advisers Act and/or any other matters involving conflicts of interest deemed appropriate by the General Partner, or as otherwise required by this Agreement.
ARTICLE VII

Rights and Obligations of Limited Partners
Section 7.1    No Participation in Management. No Limited Partner, in its capacity as such, shall participate in the control or business of the Partnership, transact any business in the Partnership’s name or have the power to sign documents for or bind the Partnership in any other way.
Section 7.2    Liability of Partners.
7.2.1    Except as otherwise expressly provided in the Partnership Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner; provided, however, that a Limited Partner or Former Partner shall be required to contribute to the Partnership any amounts required under the Partnership Act and pursuant to Section 3.8 and Section 6.7.2.
7.2.2    Except as otherwise provided in the Partnership Act, the General Partner shall have unlimited liability for the repayment and discharge of all debts, obligations and liabilities of the Partnership to the extent the assets of the Partnership are inadequate. Neither the General Partner nor any of its Affiliates (other than the Partnership), shall be liable

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for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than, for the avoidance of doubt, the Partnership) in this regard.
Section 7.3    Withdrawal, Death, etc. of Limited Partner. The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or winding up and dissolution (collectively, “Termination Event”) of a Limited Partner shall not cause a winding up and dissolution of the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s interest in the Partnership upon a Termination Event of such Limited Partner, but shall not be admitted as a substituted Partner without the consent of the General Partner, in its discretion. Distributions in respect of withdrawal requests by such Limited Partner’s legal representatives shall be made on the same terms, and shall be subject to the same conditions, as set forth in Article III in respect of a withdrawal by a Limited Partner of its Capital Account.
Section 7.4    Assignability of Interest. Without the prior written consent of the General Partner, which consent may be granted or withheld in its discretion, a Limited Partner may not make a Transfer. Notwithstanding the foregoing, a Limited Partner may Transfer all or any portion of its Interests to an Affiliate without the consent of the General Partner; provided that (a) such transferee agrees to be bound by the terms and conditions of this Agreement; and (b) the General Partner determines that the Partnership shall not have, as a result of such Transfer, more than one hundred Partners at any time during the taxable year of the Partnership pursuant to Treasury Regulation Section 1.7704-1(h)(1)(ii). The General Partner may also permit other Transfers under such other terms and conditions as it, in its discretion, deems appropriate; provided, however, that prior to any such other Transfer, the General Partner shall consult with counsel to the Partnership to ensure that such Transfer, alone or taken together with other Transfers and withdrawals, shall not cause the Partnership to be treated as a “publicly traded partnership” taxable as a corporation within the meaning of Section 7704 of the Code. Any attempted Transfer not made in accordance with this Section 7.4, to the fullest extent permitted by Law, shall be void and of no force and effect.
Section 7.5    Priority. Except as specifically provided in this Agreement, no Limited Partner is given any priority over any other Limited Partner as to the return of contributions or as to compensation by way of income.
ARTICLE VIII

Expenses and Management Fee
Section 8.1    Certain Expenses. Any expenses incurred by the General Partner and the Partnership in connection with the negotiation of this Agreement, including legal and accounting expenses, shall be borne by the General Partner or its Affiliates and not by the Partnership. Any expenses incurred by the Limited Partners in connection with the negotiation of this Agreement, including legal and accounting expenses, shall be borne by the Limited Partners or their respective Affiliates and not by the Partnership.
Section 8.2    Operational Expenses.
8.2.1    Any and all expenses incurred by, or on behalf of the Partnership, in connection with or that otherwise pertain to or are incidental to the Partnership’s organization (including the offering of Interests), administration, investments and operations, other than those borne by the Investment Manager, shall be borne by the Partnership, including:

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8.2.1.1    trade support services including pre- and post-trade support software and related support services;
8.2.1.2    research (including computer, newswire, quotation services, publications, periodicals, subscriptions, data services and data base processing that are directly related to research activities on behalf of the Partnership) and consulting, advisory, expert, investment banking, finders and other professional fees relating to investments or contemplated investments, whether charged as fixed fees (such as retainers) and/or performance-based fees and allocations, in the form of cash, options, warrants, stock, stock appreciation rights or otherwise and irrespective of whether (A) there is a contractual obligation to pay such fees; or (B) such third parties are engaged by the Partnership in a dedicated or exclusive capacity; provided that the Partnership shall not bear the costs of any third party who may be retained to provide trade idea generation to the Partnership on an ongoing basis;
8.2.1.3    risk analysis and risk reporting by third parties and risk-related and consulting services;
8.2.1.4    fees of providers of specialized data and/or analysis as to specific companies, sectors or asset classes in which the Partnership has made or intends to make an investment;
8.2.1.5    transactional expenses, including fees or costs related to due diligence, investigation and negotiation of potential investments, whether or not such investments are consummated; provided that the Partnership shall be allocated no more than its pro rata share of any expenses incurred in connection with unconsummated investments involving one or more Affiliated Funds;
8.2.1.6    any costs (including legal costs) associated with contemplated or actual proxy solicitation contests, the preparation of any letters with respect to plans and proposals regarding the management, ownership and capital structure of any portfolio company (and related anti-trust or other regulatory filings) by the Investment Manager in connection with the Partnership’s investments, any compensation paid to individuals considered for nomination, nominated and/or appointed, at the Partnership’s request, to the board of a portfolio company (including any compensation paid in relation to serving in such capacity) and any related expenses (such as all costs incurred in connection with recruiting directors to serve on the board of a portfolio company, proxy solicitors, public relations experts, costs associated with “white papers”, lobbying organizations to the extent reasonably determined by the General Partner to be employed in connection with investments or prospective investments of the Partnership and public presentations);
8.2.1.7    brokerage commissions and services and similar expenses necessary for the Partnership to receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the Partnership (including expenses relating to spreads, short dividends, negative rebates, financing charges and currency hedging costs);
8.2.1.8    subject to Section 6.1.8, legal fees and related expenses incurred in connection with Partnership investments or contemplated potential investments or the ongoing existence of the Partnership, including legal costs and related expenses of (a) Indemnified Parties (such as indemnification and advances on account of indemnification) that may be payable by the Partnership pursuant to any indemnification obligations of the Partnership; or (b) any threatened or actual litigation involving the Partnership, which may include monetary damages, fees, fines and other sanctions, whether as a result of such regulatory authorities or such commercial interests prevailing, or the General Partner determining to settle such threatened or actual litigation;

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8.2.1.9    legal and compliance third-party fees and expenses allocated to the Partnership to the extent the General Partner has reasonably determined that such services are related to, or otherwise benefiting, the organizational, operational, investment or trading activities of the Partnership including filing and registration fees and expenses (e.g., expenses associated with regulatory filings, audits and inquiries with the SEC, the CFTC, the Federal Trade Commission and other regulatory authorities including foreign regulatory authorities, and any other filings made in connection with or that otherwise relate to or are incidental to the Partnership’s organization (including the offering of interests), administration, investments and operations, including Form PF, but excluding the preparation of Form ADV and other expenses determined by the Investment Manager to be primarily related to other filings to be made, as well as the establishment, implementation and maintenance of internal policies and procedures of the Investment Manager that are intended to facilitate the Investment Manager’s compliance with respect to its “own” compliance obligations not directly related to any services provided to its clients (for instance, the Investment Manager’s obligation to maintain registration with the SEC or to maintain records such as those specified in Rule 204-2(a) under the Advisers Act are its “own” obligations; but its obligations relating to, without limitation, research, trading, investments and monitoring of investments are not the Investment Manager’s “own” obligations), as opposed to the compliance obligations of the Partnership);
8.2.1.10    80% of the cost of any insurance premiums (other than wrongful employment practices insurance, premises liability insurance and insurance covering similar risks (e.g., covering liabilities of the Investment Manager in its capacity as an employer or landlord/tenant)), including the cost of any insurance covering the potential liabilities of the Partnership, the General Partner, the Investment Manager, their respective Affiliates or any agent or employee of the Partnership, as well as the potential liabilities of any individual serving at the request of the Partnership as a director of a portfolio company (such as directors’ and officers’ liability or other similar insurance policies and errors and omissions insurance or other similar insurance policies) (for purposes of utmost clarity, any deductibles or retentions pursuant to such insurance policies are liabilities to be borne in accordance with the Partnership’s indemnification obligations);
8.2.1.11    third-party valuation services (including fees of pricing, data and exchange services and financial modeling services), fund accounting, auditing and tax preparation (including tax filing fees, the cost of passive foreign investment company reporting, any expenses incurred in order to satisfy tax reporting requirements in any jurisdiction (if applicable) and other professional services and advisors) and expenses related to complying with FATCA;
8.2.1.12    Management Fees;
8.2.1.13    expenses related to the maintenance of the Partnership’s registered office and corporate licensing;
8.2.1.14    consultant and other personnel expenses of companies and non-U.S. offices formed for the purpose of facilitating and/or holding investments by the Partnership;
8.2.1.15    costs and expenses related to acquisition, installation, servicing of, and consulting with respect to, order, trade, and commission management products and services (including risk management and trading software or database packages);
8.2.1.16    any costs associated with engaging service providers, including the Administrator, prime brokers and the UCC;

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8.2.1.17    interest costs and taxes (including entity-level taxes and governmental fees or other charges payable by or with respect to or levied against the Partnership, its investments, or to federal, state or other governmental agencies, domestic or foreign, including real estate, stamp or other transfer taxes and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Partnership in a portfolio), in each case, except as allocated and apportioned to specific Partners pursuant to Section 3.8, Section 6.7.2 or otherwise;
8.2.1.18    custodian and transfer agency services (including the costs, fees and expenses associated with the opening, maintaining and closing of bank accounts, custodial accounts and accounts with brokers on behalf of the Partnership (including the customary fees and charges applicable to transactions in such broker accounts));
8.2.1.19    winding-up and liquidation expenses; and
8.2.1.20    other expenses related to the Partnership similar to those set forth in Section 8.2.1.1 to Section 8.2.1.19 (collectively, the “Expenses”).
8.2.2    Notwithstanding anything herein, unless otherwise approved in writing by the Chief Investment Officer, to the extent the aggregate amount of the Expenses payable by the Partnership for any Fiscal Year (which, for purposes of this Section 8.2.2, Expenses shall exclude, (A) any Expenses incurred pursuant to Section 8.2.1.7 and Section 8.2.1.17; (B) use of “soft dollars”; (C) any indemnification payments made pursuant to Section 6.5 and that may be covered under Section 8.2.1.8; and (D) the Management Fee) exceed the product of (x) 0.0175 and (y) the average Net Assets (calculated as the average Net Assets as of each calendar month end) for such Fiscal Year, then the Investment Manager shall reimburse the amount of such excess to the Partnership.
8.2.3    From time to time the Investment Manager shall be required to make determinations regarding whether certain Expenses should be borne solely by the Partnership or in conjunction with one or more Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC). Subject to certain exceptions such as tax or similar restrictions, all investment related Expenses are expected to be shared by the Partnership and any Affiliated Fund pro rata to their relative participation in that investment (or contemplated participation), while other Expenses shall generally be borne pro rata by the Partnership and certain or all Affiliated Funds based on their relative net asset values. In any case, the Investment Manager shall allocate applicable Expenses among the Partnership and any Affiliated Funds in a fair and reasonable manner and in a manner consistent with the Investment Manager’s expense allocation policies, which shall not be amended or modified in a manner that is disproportionately materially adverse to the Partnership relative to the Affiliated Funds (other than Affiliated Funds sponsored or managed by Trawler Capital Management LLC) without the prior consent of the Chief Investment Officer. In addition, the Investment Manager shall provide the Company with reports as of each year-end setting forth the Expenses during such year and the relative allocation of such expenses between the Partnership and any Affiliated Funds (in the aggregate) and the Investment Manager shall make itself reasonably available to discuss any such allocations with the Company.
8.2.4    Expenses shall be borne pro rata by the Partners in accordance with the balances in their respective Capital Accounts, except as provided elsewhere in this Agreement, including Section 3.8, Section 4.1.3.7, Section 6.7.2 and Section 13.2.
8.2.5    Except as otherwise provided for in this Agreement, any expenditures payable by or on behalf of the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances

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applicable to, one or more but fewer than all of the Partners, shall be charged to only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Partners as of the close of the Fiscal Period during which any such items were accrued or paid.
8.2.6    For the avoidance of doubt, the Investment Manager is responsible for, and the Fund shall not pay:  (i) travel expenses of its principals and employees (other than pursuant to Section 8.2.1.14); (ii) the Investment Manager’s own overhead expenses, including salaries, bonuses, benefits, rent and other overhead; and (iii) information services, software, technology and data services purchased primarily for the benefit of the Investment Manager’s “own” purposes (but, for the avoidance of doubt, not the Partnership’s share of those information services, software, technology and data services expenses primarily utilized in connection with the Investment Manager’s investing, portfolio management and risk management functions, which are paid for by the Partnership).
Section 8.3    Management Fee.
8.3.1    Pursuant to the Investment Management Agreement, the Partnership shall pay to the Investment Manager a fixed management fee, payable monthly in advance, with respect to each Capital Account, equal to 1/12 of 1.25% per month (1.25% per annum), of the balance of each such Capital Account (the “Management Fee”), as of the beginning of each month before the accrual of the Incentive Allocation. For the avoidance of doubt, such balance shall not include any exposure leverage of the Partnership or any Capital Account thereof. In determining the amount of the Management Fee allocable to each Limited Partner, the General Partner shall make such equitable adjustments as are necessary to reflect the admission of, and withdrawals or distributions paid to, one or more Limited Partners during any calendar month. If this Agreement is terminated on any day other than the last day of a calendar month, any unearned portion of the prepaid monthly fee for the month in which this Agreement is terminated, with respect to a Limited Partner, shall be refunded by the Investment Manager or its Affiliate, as the case may be, to the Partnership and allocated to that Limited Partner’s Capital Account.
8.3.2    The General Partner, in its discretion, may elect to reduce, waive or calculate differently the Management Fee, with respect to any Limited Partner.
8.3.3    Notwithstanding the foregoing, the General Partner may elect to have the Management Fee paid to the Investment Manager (or to any of its Affiliates) at the level of any Special Purpose Vehicle through which the investment program of the Partnership is being effectuated without receiving consent from existing Limited Partners, for so long as such election does not result in any material adverse consequences to the Limited Partners.
Section 8.4    Transaction Fees. Any closing fees, directors’ fees or break-up fees (net of expenses attributable thereto and to any transactions not completed) paid to the Investment Manager or its Affiliates attributable to and as a result of the Partnership’s investments (collectively, the “Transaction Fees”) shall be set-off to reduce the Management Fee unless the receipt of such fees is waived by the Investment Manager. If Transaction Fees for a particular month exceed the amount of Management Fees for such month, the excess shall be applied to reduce Management Fees in subsequent months.
Section 8.5    Assignment of Investment Advisory Contract. In its discretion, the General Partner may enter into any transaction with respect to (a) any investment advisory contract between the Partnership and the Investment Manager; or (b) the General Partner’s interest in the Partnership (each, a “GP Transaction”); provided that the General Partner may only enter into a GP Transaction that would constitute an “assignment” as such term is defined

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under the Advisers Act with the consent of a Majority-in-Interest of the then-Limited Partners; provided further, that any action taken pursuant to this Section 8.5 shall not cause the balance sheets of the Partnership and the Company to be consolidated for financial statement purposes.
Section 8.6    Most-Favored Nations.
8.6.1    If any of the TP Funds reduces (i) the base management fee rate payable by any non-Excluded Investor in any share class existing as of the Effective Date or (ii) the base incentive compensation rate imposed on any non-Excluded Investor in any such share class, or if, after the Effective Date, any of the TP Funds offer a new share class to any non-Excluded Investor with the same liquidity terms as a share class existing as of the Effective Date but with lower base management fee or incentive compensation rates than such existing share class (or if a TP Fund subsequently lowers the base fee rates imposed on any non-Excluded Investor in such new share class), then the General Partner agrees to automatically and immediately make proportionate reductions in (A) the rate of Management Fee (which, for the avoidance of doubt, is equal to 1.25% per annum) or (B) the rate of Incentive Allocation (which, for the avoidance of doubt, is equal to 20%), as applicable, hereunder. The General Partner represents and warrants to the Company that it has disclosed to the Company the management fee, incentive compensation and liquidity terms of all share classes currently existing in the TP Funds as of the Effective Date and that it has not granted any current non-Excluded Investor in a TP Fund a lower base management fee rate or base incentive compensation rate than the “standard” terms of such share classes.
8.6.2    To the extent that any of the TP Funds offers a new share class to, or offers to enter into a side letter or other arrangement with, any non-Excluded Investor on or after the Effective Date, which terms provide for equally or more favorable liquidity terms than those set forth herein and provides for a different management fee terms and/or incentive compensation terms than those set forth herein (other than a new share class described in Section 8.6.1), then the General Partner shall provide prompt written notice of the offering of such terms to the Company and (i) the Company may elect to change the compensation arrangements herein to mimic such other management fee terms and/or incentive compensation terms, in each case with effect beginning as of the effective date that such non-Excluded Investor was entitled to such other management fee terms and/or incentive compensation terms, or (ii) if the Company does not make such election within 30 days of receiving notice of the terms offered to such Non-Excluded Investor, at the Company’s request the Investment Manager and the Company shall engage in good faith discussions to determine whether a change to the compensation arrangements hereunder is appropriate (which may include other changes to this Agreement). For the avoidance of doubt, any terms of investment offered by a TP Fund to a non-Excluded Investor with a lock-up period of (i) during the first two years of the Investment Period, five years or less and (ii) thereafter, three years or less, shall be deemed to have equal or more favorable liquidity terms than those set forth herein for purposes of this Section 8.6.2.
8.6.3    If the Investment Manager forms a commingled investment vehicle (that offers interests to non-Excluded Investors) that pursues an investment strategy that is materially different from the TP Funds, the General Partner will notify the Company of such new investment vehicle and will provide the Company with the option to withdraw assets from the Partnership and re-invest such withdrawn amounts in any such vehicle on a “most-favored nation” basis.
8.6.4    The General Partner agrees to work with the Company in good faith to ensure that the economic terms of this Partnership after such contemplated adjustments reflect the unique relationship between the Company and the Investment Manager.

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ARTICLE IX

Winding Up and Dissolution
Section 9.1    Winding Up. The Partnership and its affairs shall be required to be wound up upon the first to occur of any of the events described in Section 2.6.
Section 9.2    Dissolution. Following the commencement of the winding up of the Partnership, the General Partner (or, if there is no General Partner, one or more Persons selected by the Majority-in-Interest of the then-Limited Partners) shall, wind up the Partnership’s affairs and shall distribute the Partnership’s assets in cash or in-kind in the following manner and order:
9.2.1    in satisfaction of the claims of all creditors of the Partnership, other than the Partners;
9.2.2    in satisfaction of the claims of the Partners as creditors of the Partnership; and
9.2.3    any balance to the Partners in the relative proportions that their respective Capital Accounts bear to each other, such Capital Accounts to be determined as of the Fiscal Year of the Partnership ended on the date of final liquidation.
Any distribution of assets in-kind shall be allocated to the Partners by the General Partner, to the extent practicable, on a proportionate basis. If any distributions in-kind are made in connection with the winding up and dissolution of the Partnership, the General Partner shall (x) make such distributions in-kind in accordance with Section 3.6.1; or (y) (i) immediately prior to such distribution in-kind, determine the Fair Value of such in-kind proceeds and adjust the Capital Accounts of all Partners upwards or downwards to reflect the difference between the book value and the Fair Value thereof, as if such gain or loss had been recognized upon an actual sale of such property on such date and allocated pursuant to Section 4.1.3; and (ii) at the time of such distribution, reduce the Capital Account(s) of the distributee Partner by the Fair Value of such in-kind proceeds distributed to such Partner.
Section 9.3    Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to seek to minimize potential losses upon such liquidation. The provisions of this Agreement, including the provisions relating to the payment of the Management Fee and the Incentive Allocation, shall remain in full force and effect during the period of winding up and until the General Partner (or liquidator, as applicable) shall execute a Notice of Dissolution in respect of the Partnership and shall cause such Notice of Dissolution to be filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands.

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ARTICLE X

Amendments
Section 10.1    Amendment of Agreement. Except as set forth in Section 4.1.4 and Section 6.1.4 of this Agreement, this Agreement may be amended, in whole or in part, only with the consent of all of the Partners.
ARTICLE XI

Power of Attorney
Section 11.1    Power of Attorney. Each Limited Partner, in executing this Agreement, appoints the General Partner, or the Managing Member thereof acting individually, as the Limited Partner’s true and lawful attorney-in-fact, with full power and authority in the Limited Partner’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices those documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including:
11.1.1    the Statement and any amendments to the Statement as may be required;
11.1.2    any duly adopted amendment to this Agreement;
11.1.3    all other certificates and instruments or amendments of those certificates and instruments that the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in any jurisdiction in which the Partnership may conduct business; and
11.1.4    all certificates or instruments that the General Partner deems appropriate to reflect the winding up and dissolution of the Partnership.
11.1.5    The foregoing appointment is granted by way of security for the performance of each Limited Partner’s obligations hereunder and is intended to secure an interest in property, is irrevocable and shall survive the incapacity of any Person giving the power, the dissolution of any corporation or partnership giving the power or the termination of any trust giving the power.
ARTICLE XII

Confidentiality
Section 12.1    Confidentiality.
12.1.1    In connection with the Partnership’s ongoing business, the Limited Partners shall receive or have access to Confidential Material. Each Limited Partner shall keep confidential, and not make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner’s tax returns) or disclose to any Person, any Confidential Material except (i) to its Representatives on a need-to-know basis; (ii) as otherwise requested or required by any Governmental Authority, Law or by legal process (and, with respect to clause (ii), only in compliance with Section 12.1.2); or (iii) with the written consent of the General Partner. Each Limited Partner and its Representatives shall keep the existence of the Confidential Material confidential and shall exercise at least the same care with respect to the Confidential Material as such Limited Partner would exercise with respect to its own proprietary

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and confidential material. Each Limited Partner shall advise its Representatives of the confidential nature of the Confidential Material and shall (x) either have such Representatives agree to keep and maintain such information confidential; or (y) ensure that such Representatives are bound by professional obligations of confidentiality. Each Limited Partner shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Agreement if such Limited Partner had taken such actions.
12.1.2    In the event that a Limited Partner or its Representatives are requested or required by any Governmental Authority, Law or by legal process to disclose any Confidential Material (other than disclosures in connection with any routine periodic reporting or filing), such Limited Partner shall give the General Partner, to the extent permitted by Law and reasonably practicable under the circumstances, prompt written notice of such request or requirement so that the General Partner may seek an appropriate order or other remedy protecting the Confidential Material from disclosure, and such Limited Partner shall reasonably cooperate with the General Partner to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained, or the General Partner waives its rights to seek such an order or other remedy, such Limited Partner (or its Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Material which such Limited Partner (or its Representatives) are, in the advice of such Limited Partner’s counsel, legally required or are requested by a Governmental Authority to disclose; provided that such Limited Partner gives the General Partner written notice of the information to be disclosed as far in advance of its disclosure as practicable and such Limited Partner uses its best efforts to request that confidential treatment shall be accorded to such information. Notwithstanding the foregoing, no advance notification to the General Partner shall be required for disclosures (i) in connection with any routine examinations by any regulatory or supervisory authority (including, for the avoidance of doubt, the SEC or its staff) or (ii) in connection with requests made pursuant to FATCA or CRS; provided that, in any such case, the applicable Limited Partner shall notify the General Partner promptly following such disclosures.
12.1.3    Notwithstanding anything in this Agreement to the contrary, to the extent required by applicable Treasury Regulations, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership; and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure; it being understood, that “tax treatment” and “tax structure” do not include the name or the identifying information of the Partnership or a transaction. Nothing herein shall limit any Partner’s right to initiate communications with governmental and regulatory authorities at any time.
12.1.4    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict the Company from disclosing the overall monthly and year-to-date performance of the Partnership.
12.1.5    Each party acknowledges and agrees that such party may receive material non-public information in connection with the matters contemplated by this Agreement and that the investment returns of the Partnership may constitute material non public information of the Company, and further that such party is aware that the United States securities laws impose restrictions on purchasing or selling debt or equity securities based on such information.
12.1.6    Notwithstanding anything to the contrary herein, to the extent a Limited Partner is a party to, or otherwise subject to the terms of, a separate agreement with the General Partner, the Investment Manager or any of their respective Affiliates that imposes confidentiality obligations with respect to Confidential Material that are more restrictive (whether in terms of scope, duration or otherwise) than the obligations set forth in this Article

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XII, then the more restrictive confidentiality obligations of such separate agreement shall govern in accordance with the terms set forth therein and shall not be limited or waived by the terms of this Agreement and, similarly, the confidentiality obligations of the Limited Partner set forth in this Agreement shall not be limited or waived by the terms of such separate confidentiality agreement. The confidentiality obligations set forth in this Article XII may be waived with the prior written consent of the General Partner, which may be given or withheld in its discretion.
Section 12.2    Non-Disclosure of LP Confidential Information.
12.2.1    The Third Point Parties shall keep confidential all information relating to this Agreement, the Partnership and the Company (collectively, “LP Confidential Information”) and shall not make any use of (other than for purposes reasonably related to the administration and management of the Partnership) or disclose to any Person, any LP Confidential Information except (i) to its Representatives on a need-to-know basis; (ii) as otherwise requested or required by any Governmental Authority, Law, or by legal process (and, with respect to clause (ii), only in compliance with Section 12.2.2); or (iii) with the written consent of the Company. Each Third Point Party and its Representatives shall keep the existence of the LP Confidential Information confidential and shall exercise at least the same care with respect to the LP Confidential Information as such Third Point Party would exercise with respect to its own proprietary and confidential material. Each Third Point Party shall advise its Representatives of the confidential nature of the LP Confidential Information and shall either (x) have such Representatives agree to keep and maintain such information confidential; or (y) ensure that such Representatives are bound by professional obligations of confidentiality. Each Third Point Party shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Agreement if such Third Point Party had taken such actions.
12.2.2    In the event that any Third Point Party or any of its Representatives is requested or required by any Governmental Authority, Law or regulation, or by legal process to disclose any LP Confidential Information, the General Partner shall give the Company, to the extent permitted by Law and reasonably practicable under the circumstances, prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the LP Confidential Information from disclosure, and the applicable disclosing party shall reasonably cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained, or the Company waives its rights to seek such an order or other remedy, the Third Point Party (or its Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the LP Confidential Information which such Third Point Party (or its Representatives) are, in the advice of such Third Point Party’s (or Representatives’) counsel, legally required to disclose or requested by a Governmental Authority to disclose; provided that the General Partner gives the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and the disclosing Third Point Party (or Representative) use its best efforts to request that confidential treatment shall be accorded to such information. Notwithstanding the foregoing, no notification to the Company shall be required for disclosures (i) in connection with any routine periodic reporting or filing required by any Governmental Authority or Law (including, for the avoidance of doubt, the Investment Manager’s Form ADV or Form PF filings); (ii) in connection with requests made pursuant to FATCA or CRS; or (iii) required or requested by any regulatory or supervisory authority (including, for the avoidance of doubt, the SEC or its staff) unless, in the case of this subclause (iii), such required or requested disclosure is specifically targeted at the Company or the Partnership, and not at the Investment Manager and its Affiliated Funds, as well.
12.2.3    Notwithstanding anything to the contrary herein, to the extent the General Partner, the Investment Manager or any of their respective Affiliates is a party to, or otherwise subject to the terms of, a separate agreement with the Company or any of its Affiliates

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that imposes confidentiality obligations with respect to Confidential Material of the Company that are more restrictive (whether in terms of scope, duration or otherwise) than the obligations set forth in this Article XII, then the more restrictive confidentiality obligations of such separate agreement shall govern in accordance with the terms set forth therein and shall not be limited or waived by the terms of this Agreement and, similarly, the confidentiality obligations of the General Partner, the Investment Manager and their respective Affiliates set forth in this Agreement shall not be limited or waived by the terms of such separate confidentiality agreement. The confidentiality obligations set forth in this Article XII may be waived with the prior written consent of the Company, which may be given or withheld in its sole discretion.
Section 12.3    Equitable and Injunctive Relief. The Partners acknowledge that (a) the provisions of Section 12.1 hereof are intended to preserve the unique relationship between the Partners; and (b) the provisions of Section 12.1 are intended to preserve the value and goodwill of the Partnership’s business; and that, in the event of a breach or a threatened breach by any Partner (or its Representatives) of its obligations under Section 12.1, the other Partners may not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner or its Representatives, any of the other Partners shall be entitled to seek such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
ARTICLE XIII

Miscellaneous
Section 13.1    Notices. Notices that may or are required to be given under this Agreement by any Partner shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, addressed to the respective parties at their addresses set forth in the books and records of the Partnership, or to any other addresses designated by any Partner by notice addressed to the Partnership in the case of any Limited Partner, and to the Limited Partners in the case of the General Partner. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses or e-mail addresses:
If to the Investment Manager or the General Partner:
c/o Third Point LLC
55 Hudson Yards
New York, NY 10001
Email: Legal@thirdpoint.com
If to the Company:
SiriusPoint Ltd.
One World Trade Center, 46th floor
New York, NY 10006
Attn: Rachael Dugan
Email: Rachael.Dugan@siriuspt.com

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Section 13.2    Adjustment to Take Account of Certain Events. Notwithstanding anything to the contrary in this Agreement, if the Code or Treasury Regulations require a withholding on or other adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner, or any other event or events occur(s) necessitating or justifying, in the General Partner’s sole judgment an equitable adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner (including if allocations would not properly reflect the economic arrangement of the Partners or Former Partners or would otherwise cause an inequitable or onerous result for any Partner), the General Partner shall make such adjustments to the Capital Account(s) or otherwise to the interest of the Partners or Former Partners including in the determination and allocation among the Partners (and Former Partners, if relevant) of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Incentive Allocation, Management Fee, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event (or events) and applicable provisions of Law or regulation, and the determination thereof in the discretion of the General Partner shall be final and conclusive as to all of the Partners (and Former Partners, if relevant).
Section 13.3    Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the Laws of the Cayman Islands, without regard to the conflicts of laws principles of any jurisdiction.
Section 13.4    No Third Party Rights. Except for the provisions of Section 6.5, the provisions of this Agreement, including the provisions of Section 7.2, are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and, to the fullest extent permitted by Law, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands to enforce any provision of this Agreement; provided that, without the prior explicit and written consent of the General Partner (such consent to refer specifically to this Section 13.4), no Indemnified Party (other than the General Partner and the Investment Manager) shall be entitled to claim the benefit of any right otherwise accruing to such Indemnified Party under Section 6.5. Notwithstanding any other provision of this Agreement, including the foregoing, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any amendment, waiver or other variation, assignment, novation, release or settlement under this Agreement at any time.
Section 13.5    Entire Agreement. Without limiting and subject to Section 12.1.6 and Section 12.2.3, this Agreement, the Subscription Agreement and the TPOC Management Agreement represent the entire agreement among the parties hereto governing the subject matter hereof, and supersede and cancel all prior negotiations, correspondence or agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
Section 13.6    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
Section 13.7    Miscellaneous.
13.7.1    All pronouns used herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require. Any reference to any federal, state, local, or foreign statute or Law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context

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requires otherwise. The word “including” shall mean “including, without limitation.” The word “or” is not exclusive. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
13.7.2    Each party hereto hereby agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with the specific terms or were otherwise breached and each party hereto agrees that any party shall be entitled to seek equitable relief, including any injunction or injunctions, to prevent breaches or threatened breaches of this Agreement by the other parties or any of their Representatives and to specifically enforce the terms and provisions of this Agreement.
13.7.3    Each party hereto acknowledges, confirms and agrees that, by entering into this Agreement, such party intends to take any and all lawful actions toward effecting the purpose and objectives of this Agreement. Accordingly, each of the parties hereto hereby agrees and covenants not to engage in any business, activities, transactions or actions, directly or indirectly, with the intent, purpose or effect of undermining the purpose and objectives of this Agreement.
13.7.4    The General Partner shall have a reasonable opportunity to review any press release or Form 8-K made in connection with the parties entering into this Agreement.
Section 13.8    Partners Not Agents. Nothing contained in this Agreement shall be construed to constitute any Partner the agent of another Partner, except as specifically provided in this Agreement, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.
Section 13.9    Severability. Each provision of this Agreement is intended to be severable. A determination that a particular provision of this Agreement is illegal or invalid shall not affect the validity of the remainder of the Agreement.
Section 13.10    Discretion. Whenever in this Agreement the General Partner is permitted or required to make a decision in its “discretion,” “sole discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider the Partnership’s interests as well as such other interests and factors as it desires, including its own interests and the interests of its Affiliates.
Section 13.11    Venue. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs shall be brought and maintained exclusively in the Chancery Court of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided that if the Chancery Court of the State of Delaware would not have or are found not to have subject matter jurisdiction over any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs, such action, proceeding or claim shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.
Section 13.12    Waiver of Partition. Except as may otherwise be required by Law in connection with the winding up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

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Section 13.13    Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL. THE PARTNERSHIP OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 13.13 WITH ANY COURT OR JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
Section 13.14    Survival. The provisions of Section 3.8, Section 6.5, Section 6.7, Section 7.2, Section 12.1, Section 12.2, Section 12.3, Section 13.3, Section 13.5, Section 13.9, Section 13.11, Section 13.12, Section 13.13, and this Section 13.14 shall survive the termination of this Agreement, the termination of the Investment Management Agreement and/or the resignation of the General Partner of the Partnership.
[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first above written.
                GENERAL PARTNER:
THIRD POINT ADVISORS L.L.C.

By:    /s/ Josh Targoff
Name: Josh Targoff
Title:     Partner, COO and General Counsel

[Signature Page to Fourth Amended and Restated Exempted Limited Partnership Agreement
of Third Point Enhanced LP]
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LIMITED PARTNERS:
THE COMPANY:
SIRIUSPOINT LTD.

By:    /s/ Sid Sankaran
Name:    Sid Sankaran
Title:    Chairman & CEO
SIRIUSPOINT BERMUDA:
SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.

By:    /s/ Nicholas Campbell
Name:    Nicholas Campbell
Title:    CEO
SIRIUS RE HOLDINGS:
SIRIUS RE HOLDINGS, INC.

By:    /s/ David W. Junius
Name:    David W. Junius
Title:    Chief Financial Officer

[Signature Page to Fourth Amended and Restated Exempted Limited Partnership Agreement
of Third Point Enhanced LP]
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Exhibit A
INVESTMENT GUIDELINES
    Subject to the following provisions, the Partnership shall generally acquire and dispose of investments on a pari passu basis with the Offshore Master Fund, however with increased exposure to investments through the use of additional leverage. The General Partner shall generally target a “leverage factor” of (a) one and one half times (1.5x) for investments in liquid securities (though the General Partner may, in its discretion, determine to vary the “leverage factor” with respect to certain securities); and (b) one times (1x) for investments in illiquid securities and ABS securities, in each case, as determined by the General Partner in its discretion; provided that (i) the General Partner (A) may increase the leverage factor above such aforementioned targets with the prior written consent of the Chief Investment Officer; and (B) with respect to liquid securities, may decrease the leverage factor below such aforementioned target but in no event lower than the leverage factor of Third Point Ultra Master Fund L.P. without the prior written consent of the Chief Investment Officer, and (ii) the Company may, upon reasonable prior written notice to the General Partner, increase or decrease the leverage factor above or below such aforementioned targets in good faith to meet legitimate business needs of the Company, provided that such change is operationally practical in light of the Partnership’s investment program and borrowing ability (as determined by the General Partner in its reasonable discretion).
    In the event that there is a significant appropriate investment opportunity for the Partnership that does not, in the opinion of the General Partner, fit the liquidity profile for the Offshore Master Fund (any such investment a “Non-Parallel Investment”), the General Partner shall have the ability to request that the Chief Investment Officer approve any Non-Parallel Investment, and upon such approval, shall have the authority to make such Non-Parallel Investment for the Partnership.
    The Partnership may enter into and make non-pari passu and bespoke transactions and asset allocations, at the discretion of the General Partner and in consultation with the Company, to meet the Company’s return and risk management objectives, as communicated by the Company to the General Partner from time to time.
    The General Partner shall be required to apply the following limitations for the Partnership’s portfolio:
Composition of Investments: At least 60% of the investment portfolio shall be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of OECD (the Organization of Economic Co-operation and Development) high income countries, asset-backed securities, cash, cash equivalents and gold and other precious metals.
Concentration of Investments: Other than cash, cash equivalents and United States government obligations, the Partnership’s total exposure to any one issuer or entity shall constitute no more than 15% (multiplied by the “leverage factor”) of the investment portfolio’s Net Assets. To the extent that the Partnership exceeds such 15% limitation (as multiplied by the “leverage factor”), the General Partner shall promptly notify the Chief Investment Officer in writing and if the Chief Investment Officer requests that such concentration be lowered, the General Partner shall use commercially reasonable efforts to lower concentration at the earliest practicable time.

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Net Exposure Limits: The net position (long positions less short positions) may not exceed 2 times net asset value for more than 10 trading days in any 30-trading day period.

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Exhibit B
REPORTING
    The General Partner shall prepare the following reports:

(a) Within 15 Business Days of each calendar month end, the Partnership shall cause to be prepared to each Partner a statement of such Partner’s Capital Account.

(b) After the end of the first three (3) quarters of a Fiscal Year, the Partnership shall cause to be prepared for the Company a report setting out as of the end of the quarter information determined by the General Partner to be appropriate concerning assets, liabilities, profits, gains and losses of the Partnership.

(c) The General Partner shall use commercially reasonable efforts to assist the Company in any required internal risk management, control or compliance matters applicable to the Company and related to this Agreement, including providing regular or ad hoc exposure and/or risk reports and preparing any internal control reviews that are reasonably deemed necessary by the Company. The General Partner acknowledges that the Company is subject to the regulatory and information requirements of insurance regulators and ratings agencies generally and will reasonably assist the Company in meeting such requirements. Furthermore, the General Partner shall use commercially reasonable efforts to give access to the Partnership’s books and records related to the Company in case requested by the Bermuda Monetary Authority.

(d) Notwithstanding Section 5.1.2, upon reasonable notice to the General Partner, the General Partner shall use its commercially reasonable efforts to provide the Company, the Company’s auditors and regulators with such information as is customarily required in connection with the annual audit of the Company’s accounts, tax compliance or compliance by the Company with its regulatory obligations on a timely basis.

(e) As of the first Business Day of each month, the performance and net asset value of the Partnership over the prior month.

(f) On a monthly basis, a report demonstrating compliance with the Guidelines requiring the Partnership to generally acquire and dispose of investments on a pari passu basis with the Offshore Master Fund.

(g) By the third Business Day of each month, the attribution of the Partnership’s performance as of the end of the prior month to (a) the top 10 and bottom 10 performance driving positions and to (b) sub-strategies and overlay hedges as defined in the monthly report of the Partnership.

(h) The total assets under management of the TP Funds as of the beginning of each month.

(i) On a monthly basis, risk and exposure information relative to the Partnership and the Offshore Master Fund, as reasonably requested by the risk management functions of the Company.

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(j) No later than 5 Business Days after a request by the Chief Investment Officer, the General Partner shall provide to the Chief Investment Officer a full list of each of the Partnership’s positions and the size of each such position; provided that any such request pursuant to this clause (j) shall not occur more than four times per any 12-month period.

(k) No later than 10 Business Days prior to the applicable due date (including any application extensions), to the extent reasonably practicable the General Partner shall provide to the Company a draft of any U.S. income tax return required to be filed for the Partnership (together with schedules, statements or attachments). The General Partner shall consult with the Company and in good faith consider any comments provided by the Company within five Business Days of its receipt of such tax returns.

(l) No later than 5 Business Days after each calendar quarter-end, the General Partner shall provide, and shall cause the Investment Manager to provide, a statement to the Company confirming that (i) the General Partner and the Investment Manager have complied with the terms of this Agreement (including the Guidelines) and the Investment Management Agreement, respectively, and (ii) neither the Investment Manager nor the General Partner are aware of the occurrence of any event that constitutes, or could reasonably be expected to constitute, a Cause Event, a Key Person Event or a Disability Onset during such calendar quarter.

    Except as otherwise specified, all information to be provided on a monthly basis shall be provided no later than 10 Business Days after month end.

    All information to be provided pursuant to this Exhibit B may be made available in electronic form, such as e-mail or by posting on a web site.

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Schedule I

REINVESTABLE WITHDRAWAL AMOUNT SCHEDULE

Fiscal Year	2022[2]	2023	2024	2025
Minimum Withdrawal	$300 million	$200 million	$200 million	$50 million
Target Balance	$550 million	$450 million	$350 million	$350 million

2 For purposes of this Reinvestable Withdrawal Amount Schedule, the $100 million withdrawal in January 2022 shall be treated as having been withdrawn in 2021 and shall not count toward the 2022 Minimum Withdrawal.

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